Exhibit 10.1

MEGABINGO, INC.

AND

MGAM SYSTEMS, INC.

REVOLVING CREDIT AGREEMENT

DATED AS OF APRIL 27, 2007

WITH

COMERICA BANK,

AS AGENT

3.10	Right of Reimbursement	38

4. CONDITIONS		38

4.1	Execution of Notes and this Agreement	38

4.2	Corporate Authority	39

4.3	Collateral Documents, Guaranties and other Loan Documents	39

4.4	Insurance	39

4.5	Compliance with Certain Documents and Agreements	39

4.6	Opinions of Counsel	39

4.7	Closing Certificate	39

4.8	Payment of Fees	40

4.9	Refinancing	40

4.10	Continuing Conditions	40

5. REPRESENTATIONS AND WARRANTIES		40

5.1	Organizational Authority	40

5.2	Due Authorization – Borrowers	40

5.3	Due Authorization – Guarantors	41

5.4	Good Title, No Liens	41

5.5	Taxes	41

5.6	No Defaults	41

5.7	Enforceability of Agreement and Loan Documents – Borrowers	41

5.8	Enforceability of Loan Documents – Guarantors	42

5.9	Compliance with Laws; Licenses	42

5.10	Non-contravention – Borrower	42

5.11	Non-contravention – Guarantors	42

5.12	No Litigation	42

5.13	Consents, Approvals and Filings, Etc	42

5.14	Agreements Affecting Financial Condition	43

5.15	No Investment Company or Margin Stock	43

5.16	ERISA	43

5.17	Conditions Affecting Business or Properties	43

5.18	Environmental and Safety Matters	44

5.19	Subsidiaries	44

5.20	Accuracy of Information	44

5.21	Employees; Collective Bargaining Agreements	45

5.22	Solvency	45

5.23	Franchises, Patents, Copyrights, Tradenames, etc	45

5.24	Insurance	45

5.25	Patriot Act	45

6. AFFIRMATIVE COVENANTS		46

6.1	Financial Statements	46

6.2	Certificates; Other Information	47

6.3	Payment of Obligations	47

6.4	Conduct of Business and Maintenance of Existence; Compliance with Laws	48

6.5	Maintenance of Property; Insurance	48

6.6	Inspection of Property; Books and Records, Discussions	48

6.7	Notices	49

6.8	Hazardous Material Laws	50

6.9	Consolidated Fixed Charge Coverage Ratio	50

6.10	Consolidated Total Leverage Ratio	50

6.11	Minimum Consolidated EBITDA	51

6.12	Governmental and Other Approvals	51

6.13	Compliance with ERISA; ERISA Notices	51

6.14	Security	52

6.15	Defense of Collateral	52

6.16	Future Subsidiaries; Additional Collateral	52

6.17	Use of Proceeds	53

6.18	Further Assurances	53

7. NEGATIVE COVENANTS		53

7.1	Limitation on Debt	53

7.2	Limitation on Liens	54

7.3	Limitation on Guarantee Obligations	55

7.4	Acquisitions	55

7.5	Limitation on Mergers, other Fundamental Changes or Sale of Assets	55

7.6	Restricted Payments	56

7.7	Limitation on Capital Expenditures	57

7.8	Limitation on Investments, Loans and Advances	57

7.9	Transactions with Affiliates	58

7.10	Sale and Leaseback	58

7.11	Limitation on Negative Pledge Clauses	58

7.12	Prepayment of Debts	58

7.13	Modification of Certain Agreements	58

7.14	Fiscal Year	59

8. DEFAULTS		59

8.1	Events of Default	59

8.2	Exercise of Remedies	61

8.3	Rights Cumulative	61

8.4	Waiver by Borrowers of Certain Laws	61

8.5	Waiver of Defaults	61

8.6	Set Off	62

9. PAYMENTS, RECOVERIES AND COLLECTIONS		62

9.1	Payment Procedure	62

9.2	Application of Proceeds of Collateral	64

9.3	Pro-rata Recovery	64

9.4	Margin Adjustment	64

10. CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS		65

10.1	Reimbursement of Prepayment Costs	65

10.2	Eurocurrency Lending Office	65

10.3	Circumstances Affecting Eurocurrency-based Rate Availability	65

10.4	Laws Affecting Eurocurrency-based Advance Availability	66

10.5	Increased Cost of Eurocurrency-based Advances	66

10.6	Capital Adequacy and Other Increased Costs	67

10.7	Right of Banks to Fund through Branches and Affiliates	68

11. AGENT		68

11.1	Appointment of Agent	68

11.2	Deposit Account with Agent	68

11.3	Scope of Agent’s Duties	68

11.4	Successor Agent	69

11.5	Credit Decisions	69

11.6	Authority of Agent to Enforce This Agreement	70

11.7	Indemnification of Agent	70

11.8	Knowledge of Default	71

11.9	Agent’s Authorization; Action by Banks	71

11.10	Enforcement Actions by the Agent	71

11.11	Collateral Matters	71

11.12	Agent in its Individual Capacities	72

11.13	Agent’s Fees	72

12. MISCELLANEOUS		72

12.1	Accounting Principles	72

12.2	Consent to Jurisdiction	72

12.3	Law of Michigan	73

12.4	Interest	73

12.5	Closing Costs and Other Costs; Indemnification	73

12.6	Notices	74

12.7	Further Action	75

12.8	Successors and Assigns; Participations; Assignments	75

12.9	Counterparts	77

12.10	Amendment and Waiver	78

12.11	Substitution of Lenders	79

12.12	Confidentiality	79

12.13	Withholding Taxes	80

12.14	Taxes and Fees	80

12.15	WAIVER OF JURY TRIAL	81

12.16	Complete Agreement; Conflicts	81

12.17	Severability	81

12.18	Table of Contents and Headings	81

12.19	Construction of Certain Provisions	81

12.20	Independence of Covenants	81

12.21	Reliance on and Survival of Various Provisions	82

12.22	USA PATRIOT ACT Notice	82

12.23	OFAC/BSA Provision	82

12.24	Joint and Several Liability of the Borrowers	82

REVOLVING CREDIT AGREEMENT

This Revolving Credit Agreement (“Agreement”) is made as of the 27th day of April, 2007, by and among the financial institutions from time to time signatory hereto (individually, a “Bank,” and, any and all such financial institutions collectively, the “Banks”), Comerica Bank, as agent for the Banks (in such capacity, “Agent”), and MegaBingo, Inc., a Delaware corporation (“MegaBingo”) and MGAM Systems, Inc., a Delaware corporation (“MGAM”, together with MegaBingo collectively referred to as “Borrowers” and each a “Borrower”).

RECITALS:

A. Borrowers have requested that the Banks extend to them, as joint and several obligors, credit and letters of credit on the terms and conditions set forth herein.

B. The Banks are prepared to extend such credit as aforesaid, but only on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the covenants contained herein, Borrower, the Banks, and the Agent agree as follows:

1.	DEFINITIONS

1.1 Certain Defined Terms. For the purposes of this Agreement the following terms will have the following meanings:

“Account(s)” shall mean any account as defined under the UCC, including without limitation, with respect to any Person, any right of such Person to payment for goods sold or leased or for services rendered.

“Account Party” shall mean, with respect to any Letter of Credit, the Borrower or Borrowers named in an application to the Agent for the issuance of such Letter of Credit.

“Advance(s)” shall mean, as the context may indicate, a borrowing requested by Borrowers and made by the Banks under Section 2.1 hereof, or the Swing Line Bank under Section 2.5 hereof, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3 or 2.5, and any advance deemed to have been made in respect of a Letter of Credit under Section 3.6(a) hereof, and shall include, as applicable, a Eurocurrency-based Advance, a Prime-based Advance and a Quoted Rate Advance.

“Advisory Letter” shall mean a letter or other notification from the NIGC or other applicable governmental authority, addressed to any Loan Party, any of their customers, or any other Person, related to any product of any Loan Party, or the conduct or operations of the business of any Loan Party.

“Affiliate” shall mean, with respect to any Person, any other Person or group acting in concert in respect of the first Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such first Person.

For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Unless otherwise specified to the contrary herein, or the context requires otherwise, Affiliate shall refer to Affiliates of Borrower.

“Agency Fee Letter” shall mean that certain letter delivered by Agent to Borrowers, which letter enumerates certain fees, expenses and reimbursements to be paid to Agent by Borrowers for Agent’s sole account.

“Agent” shall mean Comerica Bank, in its capacity as agent for the Banks hereunder, or any successor agent appointed in accordance with Section 11.4 hereof.

“Agent’s Correspondent” shall mean for Advances in eurodollars, Agent’s Grand Cayman Branch (or for the account of said branch office, at Agent’s main office in Detroit, Michigan, United States).

“Alternate Base Rate” shall mean, for any day, an interest rate per annum equal to the greater of (i) the Prime Rate in effect on such day, or (ii) Federal Funds Effective Rate in effect on such day, plus one-half of one percent (0.50%).

“Applicable Fee Percentage” shall mean, as of any date of determination thereof, the applicable percentage used to calculate certain of the fees due and payable hereunder, determined by reference to the appropriate columns in the Applicable Margin Grid attached to this Agreement as Schedule 1.1.

“Applicable Interest Rate” shall mean, (i) with respect to each Revolving Credit Advance, the Eurocurrency-based Rate or the Prime-based Rate and (ii) with respect to each Swing Line Advance, the Prime-based Rate or a Quoted Rate, in each case as selected by Borrowers from time to time subject to the terms and conditions of this Agreement.

“Applicable Margin” shall mean, as of any date of determination thereof, the applicable interest rate margin, determined by reference to the appropriate columns in the Applicable Margin Grid attached to this Agreement as Schedule 1.1.

“Asset Sale” shall mean the sale, transfer or other disposition by Borrowers or any of their Subsidiaries of any asset to any Person (other than to Borrowers or to any other Loan Party), other than sales, transfers or other dispositions of inventory in the ordinary course of business and sales of assets or other dispositions of assets that have been damaged, become obsolete, worn out or are no longer useable or useful in the conduct of the business of any Borrower or any Subsidiary.

“Assignment Agreement” shall mean an Assignment Agreement substantially (as determined by Agent) in the form of Exhibit “A” hereto.

“Bankruptcy Code” shall mean Title 11 of the United States Code and the rules promulgated thereunder.

“Banks” shall mean Comerica Bank, the other financial institutions signatory hereto and such other financial institutions from time to time parties hereto as lenders and shall include any assignee which becomes a Bank pursuant to Section 12.8 hereof.

“Business Day” shall mean any day other than a Saturday or a Sunday on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit and New York, and in the case of a Business Day which relates to a Eurocurrency-based Advance, on which dealings are carried on in the London interbank eurodollar market.

“Capital Expenditures” shall mean, for any period, with respect to any Person, the aggregate of all expenditures incurred by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries; but excluding expenditures made in connection with (i) acquisitions permitted hereunder, and (ii) the replacement, substitution or restoration of assets to the extent (a) financed from insurance proceeds (or similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, or (b) financed with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capital Stock” shall mean (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

“Collateral” shall mean all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Banks is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise to secure the Indebtedness.

“Collateral Documents” shall mean the Security Agreement, and all of the other acknowledgments, certificates, stock powers, financing statements, instruments and other security documents executed by any Loan Party in favor of the Agent in each case as of the Effective Date or, from time to time, subsequent thereto, in connection with such collateral documents, in each case, as such collateral documents may be amended or otherwise modified from time to time.

“Comerica Bank” shall mean Comerica Bank, a Michigan banking corporation, and its successors or assigns.

“Comerica Debt” shall mean the indebtedness owing pursuant to that certain Amended and Restated Loan and Security Agreement dated as of November 16, 2005 among Borrowers and Comerica Bank, as amended.

“Consolidated” (or “consolidated”) or “Consolidating” (or “consolidating”) shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated (or consolidating) basis in accordance with GAAP, applied on a consistent basis. Unless otherwise specified herein, “Consolidated” and “Consolidating” shall refer to Borrowers and their Subsidiaries, determined on a Consolidated or Consolidating basis.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus, without duplication and only to the extent reflected as a charge or reduction in the statement of such Consolidated Net Income for such period, the sum of (a) Income Taxes expense, (b) Consolidated Interest Expense, (c) depreciation and amortization expense, including amortization of Development Agreement expense, and (d) subject to Agent’s approval, which may be granted or withheld in Agent’s sole discretion, any extraordinary, unusual or non-cash non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business).

“Consolidated Fixed Charge Coverage Ratio” shall mean for any period of four consecutive fiscal quarters, the ratio of (a) Consolidated EBITDA of Borrowers and their Subsidiaries during such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of (i) all cash Consolidated Interest Expense paid or payable in respect of such period on Consolidated Funded Debt plus (ii) all regularly scheduled installments of principal or other sums payable during such period by Borrowers and their Subsidiaries with respect to Consolidated Funded Debt (excluding voluntary or mandatory prepayments of Consolidated Funded Debt and the repayment of the Comerica Debt) plus (iii) all Income Taxes paid or payable during such period, but excluding deferred Income Taxes, plus (iv) the amount of dividends or other distributions on equity declared and paid or payable in cash in respect of such period, plus (v) all Non-Financed Capital Expenditures incurred for such period, plus (vi) all repurchases or redemptions of Borrower’s own capital stock during such period which were not financed with the proceeds of the Revolving Commitment or other Indebtedness permitted hereunder, plus (vii) all payments and advances made under or in respect of Development Agreements made during such period which were not financed with the proceeds of the Revolving Commitment or other Indebtedness permitted hereunder, all as determined in accordance with GAAP.

“Consolidated Interest Expense” shall mean for any period total cash interest expense (including that attributable to Capitalized Leases) of Borrowers and their Subsidiaries plus, without duplication, capitalized interest expense, plus any portion of the Revolving Credit Facility Fee and the Letter of Credit Fees allocable to such period in accordance with GAAP.

“Consolidated Net Income” shall mean for any period, the consolidated net income (or loss) of Borrowers and their Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with a Borrower or any of its Subsidiaries, and (b) the income (or deficit) of any Person (other than a Subsidiary of a Borrower) in which any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by a Borrower or such Subsidiary in the form of dividends or similar distributions.

“Consolidated Total Funded Debt” shall mean at any date, the aggregate amount of all Funded Debt of Borrowers and their Subsidiaries at such date, determined on a Consolidated basis.

“Consolidated Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Funded Debt on such date, to (b) Consolidated EBITDA for the four fiscal quarters then ending.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Covenant Compliance Report” shall mean the report to be furnished by Borrowers to the Agent pursuant to Section 6.2(a) hereof, in the form attached hereto Exhibit “B” and certified by a Responsible Officer, in which report Borrowers shall set forth, among other things, (a) detailed calculations and the resultant ratios or financial tests with respect to the financial covenants contained in Sections 6.9 through 6.11 of this Agreement, and (b) the aggregate amount of Capital Expenditures made by Borrowers for the current fiscal year.

“Debt” shall mean as to any Person, without duplication (a) all Funded Debt of a Person, (b) all Guarantee Obligations of such Person, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all indebtedness of such Person arising in connection with any Hedging Transactions entered into by such Person and (e) any items which would be classified in accordance with GAAP as liabilities on the balance sheet of such Person.

“Default” shall mean any event which with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

“Defaulting Bank” is defined in Section 2.4(c).

“Development Agreements” shall mean direct or indirect Investments made in the development, construction, remodel or expansion of Native American tribal gaming facilities, which Investments may consist of notes receivable or credit extensions made to existing or prospective customers by a Loan Party or Loan Parties, in the case of joint development agreements.

“Distribution” is defined in Section 7.6 hereof.

“Dollars” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Advance” shall mean any Advance other than a Eurocurrency-based Advance.

“Effective Date” shall mean the date on which all the conditions precedent set forth in Sections 4.1 through 4.10 have been satisfied.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.

“Eurocurrency-based Advance” shall mean any Advance which bears interest at the Eurocurrency-based Rate.

“Eurocurrency-based Rate” shall mean a per annum interest rate which is equal to the sum of (a) the Applicable Margin plus (b) the quotient of:

(a) the Eurocurrency Rate for the relevant Advance, divided by

(b) a percentage equal to 100% minus the maximum rate on such date at which Agent is required to maintain reserves on ‘Eurocurrency Liabilities’ as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurocurrency deposits or includes a category of assets which includes eurocurrency loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.

“Eurocurrency-Interest Period” shall mean, for any Eurocurrency-based Advance, an Interest Period of one, two, or three months (or any lesser or greater number of days agreed to in advance by Borrower, Agent and the Banks) as selected by Borrowers, for such Eurocurrency-based Advance pursuant to the terms of this Agreement.

“Eurocurrency Lending Office” shall mean, (a) with respect to the Agent, Agent’s office located at its Grand Caymans Branch or such other branch of Agent, domestic or foreign, as it may hereafter designate as its Eurocurrency Lending Office by written notice to Borrowers and the Banks and (b) as to each of the Banks, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as its Eurocurrency Lending Office), or at such other office, branch or affiliate of such Bank as it may hereafter designate as its Eurocurrency Lending Office by written notice to and Agent.

“Eurocurrency Rate” shall mean, with respect to any Eurocurrency-based Advance, the per annum rate of interest determined by Agent to equal to the average (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of the rate at which is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical), two (2) Business Days prior to the first day of such Eurocurrency-Interest Period in the interbank eurodollar market in an amount comparable to the principal amount of the respective Eurocurrency-based Advance and for a period equal to the relevant Interest Period.

“Event of Default” shall mean each of the Events of Default specified in Section 8.1 hereof.

“Facing Fee” shall mean, with respect to issued and outstanding Letters of Credit, the fee payable to the Issuing Bank in advance on the date of issuance of each Letter of Credit, and shall be calculated by multiplying the Facing Fee, as determined in the Agency Fee Letter, by the face amount of issued and outstanding Letters of Credit.

“Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it, all as conclusively determined by the Agent, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.

“Fees” shall mean the Revolving Credit Facility Fee, the Letter of Credit Fees and the other fees and charges payable by Borrowers to the Banks or Agent hereunder.

“Funded Debt” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities secured by any liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, in each case determined in accordance with GAAP; provided however that so long as such Person is not personally liable for such liabilities, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt provided, however that Funded Debt shall not include any interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by such Person prior to the occurrence of a termination event with respect thereto.

“GAAP” shall mean generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Obligations” means noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.

“Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”) any obligation of the guaranteeing person in respect of any obligation of another Person (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, guaranty agreement, keepwell agreement, purchase agreement, counterindemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

“Guarantors” shall mean MGI, ISS, Services, Systems International, MegaBingo International, and each Subsidiary of MGI and/or any Borrower which is required pursuant to this Agreement to guarantee the obligations of Borrowers hereunder and under the other Loan Documents, and “Guarantor” shall mean any one of them.

“Guaranty” shall mean a guaranty of all outstanding Indebtedness of Borrowers, to be executed and delivered by the Guarantors (whether by execution thereof, or by execution of the joinder agreement attached as “Exhibit A” to the form of such Guaranty), to the Agent, on behalf of the Banks, in the form attached hereto as Exhibit “C”, as amended from time to time.

“Hazardous Material” shall mean any hazardous or toxic waste, substance or material defined or regulated as such in or for purposes of the Hazardous Material Laws.

“Hazardous Material Law(s)” shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and final, written directives issued by any federal, state, local or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any substance or material which is regulated for reasons of health, safety or the environment and which is present or alleged to be present on or about or used in any facilities owned, leased or operated by Borrowers or any of its Subsidiaries, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the indoor and outdoor ambient air; any so-called “superfund” or “superlien” law; and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time during the term of the Agreement in effect or regulating, relating to or addressing the environment or protection of workers.

“Hedging Transaction” means each interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by any Borrower with any Bank or Banks from time to time; provided that such transaction is entered into for risk management purposes and not for speculative purposes.

“Hereof”, “hereto”, “hereunder” and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.

“Holdout Bank” is defined in Section 12.11 hereof.

“IGRA” shall mean the Indian Gaming Regulatory Act of 1988 and the rules promulgated thereunder.

“Income Taxes” shall mean for any period the aggregate amount of taxes based on income or profits for such period of the operations of Borrowers and their Subsidiaries determined in accordance with GAAP on a Consolidated basis (to the extent such income and profits were included in computing Consolidated Net Income).

“Indebtedness” shall mean all indebtedness and liabilities (including without limitation interest (including without limitation interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the Revolving Credit Maturity Date and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower or any Subsidiary whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees and other charges) arising under this Agreement or any of the other Loan Documents, any of Borrower’s or any Subsidiaries’ depository accounts with the Agent, and any judgments that may hereafter be rendered on such indebtedness or any part thereof, with interest according to the rates and terms specified, or as provided by law, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however that for purposes of calculating the Indebtedness outstanding under this Agreement or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of Borrowers and the Subsidiaries (whether direct or contingent) shall be determined without duplication.

“Intellectual Property Collateral” shall have the meaning set forth in the Security Agreement.

“Intercompany Loan” shall mean any loan (or repayable advances, whether or not interest bearing, in the nature of a loan) by any Loan Party to another Loan Party, provided that each such loan or advance is subordinated in right of payment and priority to the Indebtedness on terms and conditions satisfactory to Agent and the Majority Banks.

“Interest Period” shall mean (a) with respect to a Eurocurrency-based Advance, a Eurocurrency-Interest Period, commencing on the day a Eurocurrency-based Advance is made, or on the effective date of an election of the Eurocurrency-based Rate made under Section 2.3 hereof, and (b) with respect to a Swing Line Advance carried at the Quoted Rate, an Interest Period of one month (or any lesser number of days agreed to in advance by Borrowers and the Swing Line Bank); provided, however, that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, except that as to an Interest Period in respect of a Eurocurrency-based Advance, if the next succeeding Business Day falls in another calendar month, such Interest Period shall end on the next preceding Business Day, (ii) when an Interest Period in respect of a Eurocurrency-based Advance begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month, and (iii) no Interest Period in respect of any Advance shall extend beyond the Revolving Credit Maturity Date.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Investment” shall mean, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any contingent obligation) in respect of any Capital Stock, Debt, obligation or liability of such other Person and (b) any other investment made by such Person (however acquired) in Capital Stock in any other Person, including, without limitation, any investment made in exchange for the issuance of Capital Stock of such Person.

“ISS” shall mean Innovative Sweepstakes Systems, Inc., a Delaware corporation.

“Issuing Bank” shall mean Comerica Bank in its capacity as issuer of one or more Letters of Credit hereunder, or its successor designated by Borrowers and the Banks.

“Issuing Office” shall mean such office as Issuing Bank shall designate as its Issuing Office.

“Landlord Waiver Agreement” shall mean, with respect to each leased location of any Loan Party, a landlord waiver and consent agreement executed and delivered to Agent by the lessor of such premises and in form and content satisfactory to Agent.

“Letter of Credit Agreement” shall mean, in respect of each Letter of Credit, the application and related documentation satisfactory to the Issuing Bank of an Account Party or Account Parties requesting Issuing Bank to issue such Letter of Credit, as amended from time to time.

“Letter of Credit Documents” is defined in Section 3.7.

“Letter of Credit Fees” shall mean the fees payable to Agent for the accounts of the Banks in connection with Letters of Credit pursuant to Section 3.4(a) and (b) hereof.

“Letter of Credit Maximum Amount” shall mean Ten Million Dollars ($10,000,000).

“Letter of Credit Obligations” shall mean at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, (b) the aggregate face amount of all Letters of Credit requested but not yet issued as of such date and (c) the aggregate amount of Reimbursement Obligations which have not been reimbursed by Borrowers as of such date.

“Letter of Credit Payment” shall mean any amount paid or required to be paid by the Issuing Bank in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.

“Letter(s) of Credit” shall mean any standby and commercial letters of credit issued by Issuing Bank at the request of or for the account of an Account Party or Account Parties pursuant to Article 3 hereof.

“Lien” shall mean the security interest or lien arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, financing statement or comparable notice or other filing or recording, Capitalized Lease, consignment or bailment for security, subordination of any claim or right, or any other type of lien, charge, encumbrance, title exception, preferential or priority arrangement affecting property (including with respect to stock, any stockholder agreements, voting rights agreements, buy-back agreements and all similar arrangements), whether based on common law or statute.

“Loan Documents” shall mean, collectively, this Agreement, the Notes (if issued), the Letter of Credit Agreements, the Letters of Credit, the Guaranty, the Landlord Waiver Agreement, the Collateral Documents, agreements evidencing a Hedging Transaction and any other documents, certificates, instruments or agreements listed on Exhibit “D” hereto, as such documents may be amended or otherwise modified from time to time.

“Loan Parties” shall mean Borrowers and each Guarantor, and “Loan Party” shall mean any one of them, as the context indicates or otherwise requires.

“Lock Box” is defined in Section 2.16.

“Majority Banks” shall mean at any time Banks holding not less than 51% of the sum of the aggregate principal amount of Indebtedness outstanding hereunder; provided, however, in the event there are fewer than three (3) Banks participating hereunder, “Majority Banks” shall mean all Banks.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Borrowers and their Subsidiaries, taken as a whole, (b) the ability of the Loan Parties to perform their respective obligations under this Agreement, the Notes (if issued) or any other Loan Document to which any of them is a party, or (c) the validity or enforceability of this Agreement, any of the Notes (if issued) or any of the other Loan Documents or the rights or remedies of the Agent or the Banks hereunder or thereunder.

“MegaBingo International” shall mean MegaBingo International, LLC, a Delaware limited liability company.

“MGI” shall mean MultiMedia Games, Inc., a Texas corporation.

“Monthly Reporting Period” shall mean the fiscal quarter immediately following a fiscal quarter during which the Borrowers’ Consolidated EBITDA is less than $15,000,000, as determined from the financial statements most recently delivered to Bank pursuant to Section 6.1(b) hereof.

“Multiemployer Plan” shall mean a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean the aggregate cash payments received by any Borrower and/or any Subsidiary, as the case may be, from any Asset Sale or the issuance of Capital Stock, or the issuance of any Debt, as the case may be, net of the ordinary and customary direct expenses of such sale or issuance, as the case may be, such as commissions, taxes, fees and other third party charges.

“NIGC” shall mean the National Indian Gaming Commission, established pursuant to the IGRA.

“Non-Defaulting Bank” is defined in Section 2.4(c).

“Non-Financed Capital Expenditures” shall mean Capital Expenditures which were not financed with the proceeds of the Revolving Commitment or other Indebtedness permitted hereunder.

“Notes” shall mean the Revolving Credit Notes and the Swing Line Note.

“Pension Plan” shall mean any plan established and maintained by a Borrower or any Subsidiary which is qualified under Section 401(a) of the Internal Revenue Code and subject to the minimum funding standards of Section 412 of the Internal Revenue Code.

“Permitted Acquisition” means an acquisition (whether achieved by purchase, merger, consolidation or otherwise) by any Borrower or any Subsidiary of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or of shares of stock or other ownership interests of another Person (an “Acquisition”) constituting a business substantially comparable to Borrower’s business, in compliance with each of the following:

(a) At least thirty (30) days prior to the date of the Acquisition, such Borrower or such Subsidiary shall have delivered to Agent and the Banks (i) a Covenant Compliance Certificate prepared on a proforma basis giving effect to such acquisition and demonstrating proforma compliance with the covenants set forth in Sections 6.9 through 6.11 hereof upon the consummation of such acquisition, and (ii) such due diligence information as Agent or the Majority Banks may reasonably require with respect to the proposed Acquisition, in form and content satisfactory to Agent and the Majority Banks;

(b) Both immediately before and after the Acquisition, no Event of Default shall have occurred and be continuing; and

(c) such Acquisition is consummated during an Unrestricted Fiscal Quarter.

“Permitted Investments” shall mean with respect to any Person:

(a) Governmental Obligations;

(b) Obligations of a state of the United States, the District of Columbia or any possession of the United States, or any political subdivision thereof, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;

(c) Banker’s acceptances, commercial accounts, demand deposit accounts, certificates of deposit, or depository receipts issued by or maintained with any Bank or a bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by Borrowers or any of their Subsidiaries in the ordinary course of business;

(d) Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 270 days after the date of issue;

(e) Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced;

(f) Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above; and

(g) Existing investments in Subsidiaries.

“Permitted Liens” shall mean with respect to any Person:

(a) Liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s liens or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days and which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made therefor and the aggregate amount of such Liens is less than $250,000;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in aggregate amount not to exceed $250,000;

(d) deposits to secure the performance of tenders or bids, trade contracts (other than for borrowed money), statutory obligations, surety, customs, stay and appeal bonds, performance and return of money bonds, government contracts and other obligations of a like nature; and

(e) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar encumbrances or Liens incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of such Person.

“Person” shall mean a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

“Potential Financial Institution” is defined in Section 2.4(c).

“Prime-based Advance” shall mean an Advance which bears interest at the Prime-based Rate.

“Prime-based Rate” shall mean, for any day, that rate of interest which is equal to the sum of the Applicable Margin plus the Alternate Base Rate.

“Prime Rate” shall mean the per annum rate of interest announced by the Agent, at its main office from time to time as its “prime rate” (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Agent to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

“Quoted Rate” shall mean the rate of interest per annum offered by the Swing Line Bank in its sole discretion with respect to a Swing Line Advance.

“Quoted Rate Advance” means any Swing Line Advance which bears interest at a Quoted Rate.

“Rating Agency” shall mean Moody’s Investor Services, Inc., Standard and Poor’s Ratings Services, their respective successors or any other nationally recognized statistical rating organization which is acceptable to the Agent.

“Register” is defined in Section 12.8(f) hereof.

“Reimbursement Obligation(s)” shall mean the aggregate amount of all unreimbursed drawings under all Letter of Credit Agreements (excluding for the avoidance of doubt, amounts deemed to have been advanced under Section 3.6(a)) together with all other sums, fees, charges and amounts which may be owing to the Issuing Bank under such Letter of Credit Agreement or this Agreement relating to Letters of Credit.

“Replacement Bank” is defined in Section 12.11 hereof.

“Request for Advance” shall mean a Request for Revolving Credit Advance or a Request for Swing Line Advance, as the context may indicate, or otherwise require.

“Request for Revolving Credit Advance” shall mean a request for a Revolving Credit Advance issued by Borrowers under Section 2.3 of this Agreement in the form attached hereto as Exhibit “E”, as amended or otherwise modified in accordance with the terms hereof.

“Request for Swing Line Advance” shall mean a request for a Swing Line Advance issued by Borrowers under Section 2.5(b) of this Agreement in the form attached hereto as Exhibit “F”, as amended or otherwise modified in accordance with the terms of this Agreement.

“Requirement of Law” shall mean as to any Person, the certificate or articles of incorporation and bylaws, the partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean the chief executive officer, chief financial officer, treasurer or the president of a Borrower, or with respect to compliance with financial covenants, the chief financial officer or the treasurer of a Borrower or any other officer or authorized individual having substantially the same authority and responsibility.

“Revolving Credit” shall mean the revolving credit loans to be advanced to Borrowers by the applicable Banks pursuant to Article 2 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Revolving Credit Aggregate Commitment.

“Revolving Credit Advance” shall mean a borrowing requested by Borrowers and made by the Banks under Section 2.1 of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3 hereof and any advance in respect of a Letter of Credit under Section 3.6(a) hereof, and shall include, as applicable, a Eurocurrency-based Advance and/or a Prime-based Advance.

“Revolving Commitment” shall mean One Hundred Fifty Million Dollars ($150,000,000), subject to reduction or termination under Section 2.13 or 8.2 hereof.

“Revolving Credit Facility Fee” shall mean the fees payable to Agent for distribution to the Banks pursuant to Section 2.12 hereof.

“Revolving Credit Maturity Date” shall mean the earlier to occur of (i) April 27, 2012 or such later date to which it may be extended (at the request of Borrowers and with the consent of all of the Banks) pursuant to Section 2.16 hereof, and (ii) the date on which the Revolving Commitment shall terminate in accordance with the provisions of this Agreement.

“Revolving Credit Notes” shall mean the revolving credit notes described in Section 2.2 hereof, made by Borrowers to each of the Banks in the form attached to this agreement as Exhibit “G”, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Revolving Credit Percentage” shall mean with respect to each Bank, its percentage share, as set forth on Schedule 1.2 under column 1, of the Revolving Credit and its risk participation in Letters of Credit and in any outstanding Swing Line Advances, as such Schedule may be revised from time to time by Agent in accordance with Section 12.8.

“Security Agreement” shall mean the Security Agreement substantially in the form of the Security Agreement attached hereto as Exhibit “H” executed and delivered as of the date hereof, or to be executed and delivered after the Effective Date, by the Loan Parties in favor of the Agent, as amended or otherwise modified from time to time.

“Services” shall mean MGAM Services, L,L.C. a Delaware limited liability company.

“Subordinated Debt” shall mean the indebtedness or obligations of any Borrower the payment of which is subordinated, on terms satisfactory to Agent and the Bank to the prior payment to Agent and the Banks of all of the indebtedness and obligations of Borrowers to Agent and the Banks, pursuant to Subordination Agreement(s).

“Subordination Agreement(s)” shall mean subordination agreements in form and content satisfactory to Agent and the Banks pursuant to which repayment of Subordinated Debt is subordinated and postponed to the prior payment of Borrowers’ indebtedness and obligations to Agent and the Banks, on terms satisfactory to Agent.

“Subsidiary(ies)” shall mean any other corporation, association, joint stock company, business trust, limited liability company or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries.

“Swing Line” shall mean the revolving credit loans to be advanced to Borrowers by the Swing Line Bank pursuant to Section 2.5 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Swing Line Maximum Amount.

“Swing Line Advance” shall mean a borrowing made by Swing Line Bank to Borrowers pursuant to Section 2.5 hereof.

“Swing Line Bank” shall mean Comerica Bank in its capacity as lender under Section 2.5 of this Agreement or its successor as lender of the Swing Line.

“Swing Line Maximum Amount” shall mean Seven Million Five Hundred Thousand Dollars $7,500,000.

“Swing Line Note” shall mean the swing line note issued by Borrowers at the request of Swing Line Bank pursuant to Section 2.5(a) hereof in the form attached hereto as Exhibit “I”, as the case may be, as such Note may be amended or supplemented from time to time, and any notes issued in substitution, replacement or renewal thereof from time to time.

“Systems International” shall mean MGAM Systems International, Inc. a Delaware corporation.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code of any applicable state, and, unless specified otherwise the Uniform Commercial Code as in effect in the State of Michigan.

“Unrestricted Fiscal Quarter” shall mean a fiscal quarter of MGI at to which in each of the two immediately preceding fiscal quarters, MGI’s Consolidated Total EBITDA was at least $15,000,000.

2.	REVOLVING CREDIT

2.1 Commitment. Subject to the terms and conditions of this Agreement (including without limitation Section 2.3 hereof), each Bank severally and for itself alone agrees to make Advances of the Revolving Credit in Dollars to Borrowers from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount, not to exceed at any one time outstanding such Bank’s Revolving Credit Percentage of the Revolving Commitment. Subject to the terms and conditions set forth herein, advances, repayments and readvances may be made under the Revolving Credit. The obligations of the Borrowers with respect to Advances of Revolving Credit, and for all of the other Indebtedness, shall be joint and several and may be enforced against each of them severally and/or jointly.

2.2 Accrual of Interest and Maturity; Evidence of Indebtedness.

(a) Borrowers hereby unconditionally promises to pay to the Agent for the account of each Bank the then unpaid principal amount of each Revolving Credit Advance (plus all accrued and unpaid interest) of such Bank to Borrowers on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Revolving Credit Advance shall, from time to time from and after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(b) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrowers to the appropriate lending office of such Bank resulting from each Revolving Credit Advance made by such lending office of such Bank from time to time, including the amounts of principal and interest payable thereon and paid to such Bank from time to time under this Agreement.

(c) The Agent shall maintain the Register pursuant to Section 12.8(f), and a subaccount therein for each Bank, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Revolving Credit Advance made hereunder, the type thereof and each Interest Period applicable to any Eurocurrency-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Bank hereunder in respect of the Revolving Credit Advances and (iii) both the amount of any sum received by the Agent hereunder from Borrowers in respect of the Revolving Credit Advances and each Bank’s share thereof.

(d) The entries made in the Register and the accounts of each Bank maintained pursuant to paragraphs (b) and (c) of this Section 2.2 shall, absent manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrowers therein recorded; provided, however, that the failure of any Bank or the Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of Borrowers to repay the Revolving Credit Advances (and all other amounts owing with respect thereto) made to Borrowers by the Banks in accordance with the terms of this Agreement.

(e) Borrowers agree that, upon written request to the Agent (with a copy to Borrowers) by any Bank, Borrowers will execute and deliver, to such Bank, at Borrowers’ own expense, a Revolving Credit Note evidencing the outstanding Revolving Credit Advances owing to such Bank.

2.3 Requests for and Refundings and Conversions of Advances. Borrowers may request an Advance of the Revolving Credit, refund any such Advance in the same type of Advance or convert any such Advance to any other type of Advance of the Revolving Credit only after delivery to Agent of a Request for Revolving Credit Advance executed by a person previously authorized (in a writing delivered to the Agent) by Borrowers to execute such Request, subject to the following:

(a) each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance form, including without limitation:

(i) the proposed date of such Advance, which must be a Business Day;

(ii) whether such Advance is a refunding or conversion of an outstanding Advance; and

(iii) whether such Advance is to be a Prime-based Advance or a Eurocurrency-based Advance, and, except in the case of a Prime-based Advance, the first Interest Period applicable thereto.

(b) each such Request for Revolving Credit Advance shall be delivered to Agent by 1:00 p.m. (Eastern Standard time) three (3) Business Days prior to the proposed date of Advance, except in the case of a Prime-based Advance, for which the Request for Advance must be delivered by 1:00 p.m. (Eastern Standard time) on such proposed date for Advances;

(c) on the proposed date of such Advance, after giving effect to all Advances and Letters of Credit requested by Borrowers on such date (including, without duplication, the deemed Advances funded by Agent under Section 3.6(a) hereof in respect of Borrowers’ or an applicable Account Party’s reimbursement obligation hereunder), the sum of (x) the aggregate principal amount of all Advances of the Revolving Credit and of the Swing Line requested or outstanding on such date plus (y) the Letter of Credit Obligations as of such date, shall not exceed the Revolving Commitment;

(d) in the case of a Prime-based Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least $1,500,000;

(e) in the case of a Eurocurrency-based Advance, the principal amount of such Advance, plus the amount of any other outstanding Advance of the Revolving Credit to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be at least $2,500,000 (or a larger integral multiple of $100,000) and at any one time there shall not be in effect more than three (3) Eurocurrency-based Rates and Eurocurrency-Interest Periods;

(f) a Request for Revolving Credit Advance once delivered to Agent, shall not be revocable by Borrowers;

(g) each Request for Revolving Credit Advance shall constitute a certification by Borrowers, as of the date thereof that:

(i) both before and after such Advance, the obligations of the Loan Parties set forth in this Agreement and the other Loan Documents to which such Persons are parties are valid, binding and enforceable obligations of such Loan Parties;

(ii) all conditions to Advances of the Revolving Credit have been satisfied, and shall remain satisfied to the date of such Advance (both before and after giving effect to such Advance);

(iii) there is no Default or Event of Default in existence, and none will exist upon the making of such Advance (both before and after giving effect to such Advance);

(iv) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of such Advance (both before and after giving effect to such Advance), other than any representation or warranty that expressly speaks only as of a different date; and

(v) the execution of such Request for Advance will not violate the material terms and conditions of any material contract, agreement or other borrowing of Borrowers.

Agent, acting on behalf of the Banks, may also, at its option, lend under this Section 2.3 upon the telephone request of a person previously authorized (in a writing delivered to the Agent) by Borrowers to make such requests and, in the event Agent, acting on behalf of the Banks, makes any such Advance upon a telephone request, the requesting officer shall fax to Agent, on the same day as such telephone request, a Request for Advance. Borrowers hereby authorize Agent to disburse Advances under this Section 2.3 pursuant to the telephone instructions of any person purporting to be a person identified by name on a written list of persons authorized by Borrowers and delivered to Agent prior to the date of such request to make Requests for Advance on behalf of Borrowers. Notwithstanding the foregoing, Borrowers acknowledge that each Borrower shall bear all risk of loss resulting from disbursements made upon any telephone request. Each telephone request for an Advance shall constitute a certification of the matters set forth in the Request for Revolving Credit Advance form as of the date of such requested Advance.

2.4 Disbursement of Advances.

(a) Upon receiving any Request for Revolving Credit Advance from Borrowers under Section 2.3 hereof, Agent shall promptly notify each Bank by wire, telex or telephone (confirmed by wire, telecopy or telex) of the amount of such Advance to be made and the date such Advance is to be made by said Bank pursuant to its Percentage of such Advance. Unless such Bank’s commitment to make Revolving Credit Advances hereunder shall have been suspended or terminated in accordance with this Agreement, each such Bank shall make available the amount of its Percentage of each Advance in immediately available funds to Agent, as follows:

(i) for Domestic Advances, at the office of Agent located at One Detroit Center, Detroit, Michigan 48226, not later than 3:00 p.m. (Eastern Standard time) on the date of such Advance; and

(ii) for Eurocurrency-based Advances, at the Agent’s Correspondent for the account of the Eurocurrency Lending Office of the Agent, not later than 12 noon (the time of the Agent’s Correspondent) on the date of such Advance.

(b) Subject to submission of an executed Request for Revolving Credit Advance by Borrowers without exceptions noted in the compliance certification therein, Agent shall make available to Borrowers the aggregate of the amounts so received by it from the Banks in like funds and currencies:

(i) for Domestic Advances, not later than 4:00 p.m. (Eastern Standard time) on the date of such Advance by credit to an account of Borrowers maintained with Agent or to such other account or third party as Borrowers may reasonably direct; and

(ii) for Eurocurrency-based Advances, not later than 4:00 p.m. (the time of the Agent’s Correspondent) on the date of such Advance, by credit to an account of Borrowers maintained with Agent’s Correspondent or to such other account or third party as Borrowers may reasonably direct.

(c) Agent shall deliver the documents and papers received by it for the account of each Bank to such Bank or upon its order. Unless Agent shall have been notified by any Bank prior to the date of any proposed Revolving Credit Advance that such Bank does not intend to make available to Agent such Bank’s Percentage of such Advance, Agent may assume that such Bank has made such amount available to Agent on such date, as aforesaid and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. If such amount is not in fact made available to Agent by such Bank, as aforesaid, Agent shall be entitled to recover such amount on demand from such Bank. If such Bank does not pay such amount forthwith upon Agent’s demand therefor and the Agent has in fact made a corresponding amount available to Borrowers, the Agent shall promptly notify Borrowers and Borrowers shall pay such amount to Agent, if such notice is delivered to Borrowers prior to 1:00 p.m. (Eastern Standard time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day. Agent shall also be entitled to recover from such Bank or Borrowers, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by Agent to Borrowers, to the date such amount is recovered by Agent, at a rate per annum equal to:

(i) in the case of such Bank, for the first two (2) Business Days such amount remains unpaid, with respect to Domestic Advances, the Federal Funds Effective Rate, and with respect to Eurocurrency-based Advances, Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent as a result of such failure to deliver funds hereunder) of carrying such amount and thereafter, at the rate of interest then applicable to such Revolving Credit Advances; and

(ii) in the case of Borrowers, the rate of interest then applicable to such Advance of the Revolving Credit.

The obligation of any Bank to make any Advance of the Revolving Credit hereunder shall not be affected by the failure of any other Bank to make any Advance hereunder, and no Bank shall have any liability to Borrowers or any of its Subsidiaries, the Agent, any other Bank, or any other party for another Bank’s failure to make any loan or Advance hereunder. In the event any Bank shall fail to advance any amounts required to be advanced in accordance with the terms of this Article 2 (a “Defaulting Bank”), the Agent shall promptly provide written notice thereof to Borrowers and to each other Bank (each such other Bank being referred to in this Section as a “Non-Defaulting Bank”). Each Non-Defaulting Bank shall have ten (10) Business Days from receipt of said notice to exercise its option to agree to enter into an agreement pursuant to which the Non-Defaulting Bank shall assume the Defaulting Bank’s rights and obligations under this Agreement, its Notes and the other Loan Documents. The Non-Defaulting Bank shall exercise such option by providing written notice of same to the Defaulting Bank (and if there is more than one Non-Defaulting Bank, the assignment agreement shall be entered into with the Non-Defaulting Bank who first notifies the Defaulting Bank of its decision to exercise said option) and to Borrowers. If no Non-Defaulting Bank shall exercise the above-described option within the said ten (10) Business Day period and if Borrowers shall, subject to Section 12.8(c) hereof, within thirty (30) days of delivering the notice described above, advise such Defaulting Bank of another bank or financial institution to which assignments are permitted pursuant to Section 12.8(c) hereof and which is willing to assume such Defaulting Bank’s rights and obligations under this Agreement, its Notes and the other Loan Documents (each such bank or financial institution being hereinafter referred to as a “Potential Financial Institution”), such Defaulting Bank shall, subject to Section 12.8(c), assign its said rights and obligations to the Potential Financial Institution; provided however that any such assignment shall not alter Borrowers’ remedies vis-a-vis the Defaulting Bank.

2.5 Swing Line Advances. The Swing Line Bank may, on the terms and subject to the conditions hereinafter set forth (including without limitation Section 2.5(c) hereof), make one or more advances (each such advance being a “Swing Line Advance”) to Borrowers, from time to time on any Business Day during the period from the date hereof to (but excluding) the Revolving Credit Maturity Date in an amount not to exceed in the aggregate at any time outstanding the Swing Line Maximum Amount. Swing Line Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrowers to Swing Line Bank resulting from each Swing Line Advance of Swing Line Bank from time to time, including the amounts of principal and interest payable thereon and paid to such Bank from time to time. The entries made in such account or accounts of Swing Line Bank shall, to the extent permitted by applicable law, be conclusive evidence, so long as they reflect a reasonable basis for the calculation of the amounts set forth therein, absent manifest error, of the existence and amounts of the obligations of Borrowers therein recorded; provided, however, that the failure of Swing Line Bank to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of Borrowers to repay the Swing Line Advances (and all other amounts owing with respect thereto) made to Borrowers by Swing Line Bank in accordance with the terms of this Agreement. Advances, repayments and readvances under the Swing Line may be made, subject to the terms and conditions of this Agreement. Each Swing Line Advance shall mature and the principal amount thereof shall be due and payable by Borrowers on the Revolving Credit Maturity Date. The obligations of the Borrowers with respect to Swing Line Advances shall be joint and several and may be enforced against each of them severally and/or both of them jointly.

Borrowers agree that, upon the written request of Swing Line Bank, Borrowers will execute and deliver to Swing Line Bank a Swing Line Note; provided, that the delivery of such Swing Line Note shall not be a condition precedent to the Effective Date.

(a) Accrual of Interest. Each Swing Line Advance shall, from time to time after the date of such Advance, bear interest at its Applicable Interest Rate. The amount and date of each Swing Line Advance, its Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment shall be noted on Swing Line Bank’s account maintained pursuant to Section 2.5, which records will be prima facie evidence thereof, so long as they reflect a reasonable basis for the calculation of the amounts set forth therein, absent manifest error; provided, however, that any failure by the Swing Line Bank to record any such information shall not relieve Borrowers of their obligation to repay the outstanding principal amount of such Advance, all interest accrued thereon and any amount payable with respect thereto in accordance with the terms of this Agreement and the other Loan Documents.

(b) Requests for Swing Line Advances. Borrowers may request a Swing Line Advance only after the delivery to Swing Line Bank of a Request for Swing Line Advance executed by a person authorized (in a writing a copy of which has been previously delivered to the Agent) by Borrowers to make such requests, subject to the following:

(i) each such Request for Swing Line Advance shall set forth the information required on the Request for Advance, including without limitation:

(1) the proposed date of such Swing Line Advance, which must be a Business Day;

(2) whether such Swing Line Advance is to be a Prime-based Advance or a Quoted Rate Advance; and;

(3) in the case of a Quoted Rate Advance, the duration of the Interest Period applicable thereto.

(ii) on the proposed date of such Swing Line Advance, after giving effect to all Swing Line Advances requested by Borrowers on such date of determination, the aggregate principal amount of all Swing Line Advances outstanding on such date shall not exceed the Swing Line Maximum Amount.

(iii) on the proposed date of such Swing Line Advance, after giving effect to all Advances and Letters of Credit requested by Borrowers on such date (including, without duplication, deemed Advances made under Section 3.6(a) hereof in respect of Borrowers’ or an applicable Account Party’s reimbursement obligation hereunder) of determination, the sum of (x) the aggregate principal amount of all Advances of the Revolving

Credit and of the Swing Line requested or outstanding on such date plus (y) the Letter of Credit Obligations on such date shall not exceed the Revolving Commitment;

(iv) the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least Two Hundred Fifty Thousand Dollars ($250,000) or such lesser amount as agreed to by Swing Line Bank;

(v) each such Request for Swing Line Advance shall be delivered to the Swing Line Bank by 3:00 p.m. (Eastern Standard time) on the proposed date of the Advance;

(vi) each Request for Swing Line Advance, once delivered to Swing Line Bank, shall be irrevocable by Borrowers, and shall constitute and include a certification by Borrowers as of the date thereof that:

(1) both before and after making such Swing Line Advance, the obligations of the Loan Parties set forth in this Agreement and the other Loan Documents, are valid, binding and enforceable obligations of such Loan Parties;

(2) all conditions to the making of Swing Line Advances have been satisfied (both before and after giving effect to such Advance);

(3) both before and after giving effect to such Swing Line Advance, there is no Default or Event of Default in existence; and

(4) both before and after giving effect to such Swing Line Advance, the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects, other than any representation or warranty that expressly speaks only as of a different date;

(vii) On the proposed date of such Swing Line Advance, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(viii) At the option of the Swing Line Lender, subject to revocation by Swing Line Lender at any time and from time to time, the Borrowers may utilize the Swing Line Lender’s “Sweep to Loan” automated system for obtaining Swing Line Advances. Each time a Swing Line Advance is made using the “Sweep to Loan” system, the Borrowers shall be deemed to have certified to the Swing Line Lender and the Banks each of the matters set forth in clause (vi) of this Section 2.5(b). Swing Line Lender may revoke the Borrowers’ privilege to use the “Sweep to Loan” system at any time and from time to time for any reason and, immediately upon any such revocation, the “Sweep to Loan” system shall no longer be available to the Borrowers for the funding of Swing Line Advances hereunder (or otherwise) and the regular procedures set forth for the making of Swing Line Advances shall be deemed immediately to apply. Swing Line Lender may, at its option, also elect to make Swing Line Advances upon Borrowers’ telephone requests on the basis set forth in the post-amble to Section 2.3 hereof, provided that the Borrowers comply with the provisions set forth in Section 2.5.

(c) Disbursement of Swing Line Advances. Subject to submission of an executed Request for Swing Line Advance by Borrowers without exceptions noted in the compliance certification therein, Swing Line Bank shall make available to the Borrowers the amount so requested, in like funds and currencies, not later than 4:00 p.m. (Eastern Standard time) on the date of such Advance by credit to an account of Borrowers maintained with Agent or to such other account or third party as Borrowers may reasonably direct in writing. Swing Line Bank shall promptly notify Agent of any Swing Line Advance by telephone, telex or telecopier.

(d) Refunding of or Participation Interest in Swing Line Advances.

(i) The Agent, at any time in its sole and absolute discretion, may, on behalf of Borrowers (which hereby irrevocably directs the Agent to act on its behalf) request each of the Banks (including the Swing Line Bank in its capacity as a Bank) to make an Advance of the Revolving Credit to Borrowers, in an amount equal to such Bank’s Percentage of the principal amount of the aggregate Swing Line Advances outstanding on the date such notice is given (the “Refunded Swing Line Advances”). Such request of the Banks will be made by the Agent in the event a Swing Line Advance remains unpaid for a period of thirty (30) days. In the case of each Refunded Swing Line Advance the applicable Advance of the Revolving Credit used to refund such Swing Line Advance shall be a Prime-based Advance. In connection with the making of any such Refunded Swing Line Advances or the purchase of a participation interest in Swing Line Advances under Section 2.5(d)(ii) hereof, the Swing Line Bank shall retain its claim against Borrowers for any unpaid interest or fees in respect thereof accrued to the date of such refunding. Unless any of the events described in Section 8.1(i) hereof shall have occurred (in which event the procedures of subparagraph (ii) of this Section 2.5(d) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of an Advance of the Revolving Credit are then satisfied but subject to Section 2.5(d)(iii), each Bank shall make the proceeds of its Advance of the Revolving Credit available to the Agent for the benefit of the Swing Line Bank at the office of the Agent specified in Section 2.4(a) hereof prior to 11:00 a.m. Eastern Standard time (for Domestic Advances) on the Business Day next succeeding the date such notice is given, in immediately available funds. The proceeds of such Advances of the Revolving Credit shall be immediately applied to repay the Refunded Swing Line Advances in accordance with the provisions of Section 9.1 hereof.

(ii) If, prior to the making of an Advance of the Revolving Credit pursuant to subparagraph (i) of this Section 2.5(d), one of the events described in Section 8.1(i) hereof shall have occurred, each Bank will, on the date such Advance of the Revolving Credit was to have been made, purchase from the Swing Line Bank an undivided participating interest in each Swing Line Advance that was to have been refunded in an amount equal to its Percentage of such Swing Line Advance. Each Bank within the time periods specified in Section 2.5(d)(i) hereof, as applicable, shall immediately transfer to the Agent, in immediately available funds, the amount of its participation and upon receipt thereof the Agent will deliver to such Bank a Swing Line Participation Certificate in the form of Exhibit “J” evidencing such participation.

(iii) Each Bank’s obligation to make Advances of the Revolving Credit and to purchase participation interests in accordance with clauses (i) and (ii) of this Section

2.5(d) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against Swing Line Bank, Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of Borrowers or any other Person; (iv) any breach of this Agreement by Borrowers or any other Person; (v) any inability of Borrowers to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Advance is to be made or such participating interest is to be purchased; (vi) the termination of the Revolving Commitment hereunder; or (vii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Bank does not make available to the Agent the amount required pursuant to clause (i) or (ii) above, as the case may be, the Agent shall be entitled to recover such amount on demand from such Bank, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two (2) Business Days such amount remains unpaid, at the Federal Funds Effective Rate and (y) thereafter, at the rate of interest then applicable to such Swing Line Advances. The obligation of any Bank to make available its pro rata portion of the amounts required pursuant to clause (i) or (ii) above shall not be affected by the failure of any other Bank to make such amounts available, and no Bank shall have any liability to Borrowers or any of their Subsidiaries, the Agent, the Swing Line Bank, or any other Bank or any other party for another Bank’s failure to make the amounts required under clause (i) or (ii) available.

2.6 Prime-based Interest Payments. Interest on the unpaid balance of all Prime-based Advances of the Revolving Credit and all Swing Line Advances carried at the Prime-based Rate from time to time outstanding shall accrue from the date of such Advance to the date repaid, at a per annum interest rate equal to the Prime-based Rate, and shall be payable in arrears in immediately available funds commencing on the first Business Day of July, 2007, and on the first Business Day of each October, January, April and July thereafter. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.

2.7 Eurocurrency-based Interest Payments and Quoted Rate Interest Payments.

(a) Interest on each Eurocurrency-based Advance of the Revolving Credit shall accrue at the Eurocurrency-based Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto (and, if any Interest Period shall exceed three months, then on the last Business Day of the third month of such Interest Period, and at three month intervals thereafter). Interest accruing at the Eurocurrency-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including, the last day thereof.

(b) Interest on each Quoted Rate Advance of the Swing Line shall accrue at its Quoted Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest accruing at a Quoted Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including, the last day thereof.

2.8 Interest Payments on Conversions. Notwithstanding anything to the contrary in the preceding sections, all accrued and unpaid interest on any Advance refunded or converted pursuant to Section 2.3 or 2.5(d) hereof shall be due and payable in full on the date such Advance is refunded or converted.

2.9 Interest on Default. In the event and so long as any Event of Default shall exist, in the case of any Event of Default under Sections 8.1(a), 8.1(b) or 8.1(i), immediately upon the occurrence thereof, and in the case of all other Events of Default, upon notice from the Majority Banks, interest shall be payable on demand on all Eurocurrency-based Advances of the Revolving Credit from time to time outstanding (and, to the extent delinquent, on all other monetary obligations of Borrowers hereunder and under the other Loan Documents) at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance plus, in the case of Eurocurrency-based Advances, two percent (2%) for the remainder of the then existing Interest Period, if any, and at all other such times and for all Prime-based Advances from time to time outstanding, at a per annum rate equal to the Prime-based Rate plus two percent (2%).

2.10 Prime-based Advance in Absence of Election or Upon Default. If, (a) as to any outstanding Eurocurrency-based Advance of the Revolving Credit, Agent has not received payment of all outstanding principal and accrued interest on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Advance meeting the requirements of Section 2.3 or 2.5(b) hereof with respect to the refunding or conversion of such Advance, or (b) subject to Section 2.9 hereof, if on the last day of the applicable Interest Period a Default or an Event of Default shall have occurred and be continuing, then, on the last day of the applicable Interest Period the principal amount of any Eurocurrency-based Advance which has not been prepaid shall, be converted automatically to a Prime-based Advance and the Agent shall thereafter promptly notify Borrowers of said action.

2.11 Optional Prepayments.

(a) Except as provided in Section 2.11(b) hereof, and upon notice to Agent, Borrowers may prepay all or part of the outstanding principal of any Prime-based Advance(s) of the Revolving Credit at any time, provided that the amount of any partial prepayment shall be at least Two Hundred Fifty Thousand Dollars ($250,000) and, after giving effect to any such partial prepayment, the aggregate balance of Prime-based Advance(s) of the Revolving Credit remaining outstanding, if any, shall be at least One Million Dollars ($1,000,000). Borrowers may prepay all or part of any Eurocurrency-based Advance of the Revolving Credit (subject to not less than one (1) Business Day’s notice to Agent) provided that the amount of any such partial prepayment shall be at least Two Hundred Fifty Thousand Dollars ($250,000), and after giving effect to any such partial prepayment, the unpaid portion of such Advance which is refunded or converted under Section 2.3 hereof shall be at least One Million Dollars ($1,000,000).

(b) Borrowers may prepay all or part of the outstanding principal of any Swing Line Advance carried at the Prime-based Rate at any time, provided that the amount of any partial prepayment shall be at least Two Hundred Fifty Thousand Dollars ($250,000) and, after giving effect to any such partial prepayment, the aggregate balance of such Swing Line Advances remaining outstanding, if any, shall be at least Two Hundred Fifty Thousand Dollars ($250,000).

(c) Borrowers may prepay all or part of the outstanding principal of any Swing Line Advance carried as a Quoted Rate Advance on the terms as agreed by the Borrowers and the Swing Line Bank at the time such Quoted Rate Advance is made.

(d) Any prepayment of a Prime-based Advance made in accordance with this Section shall be without premium or penalty and any prepayment of any other type of Advance shall be subject to the provisions of Section 10.1, but otherwise without premium or penalty.

2.12 Mandatory Repayment of Revolving Credit Advances.

(a) If at any time and for any reason the aggregate outstanding principal amount of Revolving Credit Advances plus Swing Line Advances hereunder to Borrowers, plus the outstanding Letter of Credit Obligations, shall exceed the Revolving Commitment, Borrowers shall immediately reduce any pending request for a Revolving Credit Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, immediately repay an amount of the Indebtedness equal to such excess and, to the extent such Indebtedness consists of Letter of Credit Obligations, provide cash collateral on the basis set forth in Section 8.2 hereof. Borrowers acknowledge that, in connection with any repayment required hereunder, they shall also be responsible for the reimbursement of any prepayment or other costs required under Section 10.1 hereof; provided, however, that Borrowers shall, in order to reduce any such prepayment costs and expenses, first prepay such portion of the Indebtedness then carried as a Prime-based Advance, if any.

(b) To the extent that, on the date any mandatory repayment of the Revolving Credit Advances under this Section 2.12 or payment pursuant to the terms of any of the Collateral Documents is due, the Indebtedness under the Revolving Credit or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurocurrency-based Rate and no Default or Event of Default has occurred and is continuing, Borrowers may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Banks (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Agent and upon such deposit the obligation of Borrowers to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit on the last day of each Interest Period attributable to the Eurocurrency-based Advances of such Revolving Advance, thereby avoiding breakage costs under Section 10.1 hereof.

2.13 Optional Reduction or Termination of Revolving Credit Aggregate Commitment. Borrowers may upon at least five (5) Business Days’ prior written notice to the Agent, permanently reduce the Revolving Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Commitment shall be in an aggregate amount equal to Five Million Dollars ($5,000,000) or a larger integral multiple of Five Hundred Thousand Dollars ($500,000); (ii) each reduction shall be accompanied by the payment of the Revolving Credit Facility Fee, on the amount of such reduction if any, accrued and unpaid to the date of such reduction; (iii) Borrowers shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Advances (including, without duplication, any deemed Advances made under Section 3.6 hereof) outstanding hereunder, plus the aggregate undrawn amount of outstanding Letter of Credit Obligations, exceeds the amount of the Revolving Commitment as so reduced, together with interest thereon to the date of prepayment; (iv) no reduction shall reduce the Revolving Commitment to an amount which is less than the aggregate undrawn amount of any Letters of Credit outstanding at such time; provided, however that if the termination or reduction of the Revolving Commitment requires the prepayment of a Eurocurrency-based Advance or a Quoted Rate Advance and such termination or reduction is made on a day other than the last Business Day of the then current Interest Period applicable to such Eurocurrency-based Advance or Quoted Rate Advance, then, pursuant to Section 10.1, Borrowers shall compensate the Banks for any losses or, Borrowers may deposit the amount of such prepayment in a collateral account as provided in Section 2.12(b). Reductions of the Revolving Credit Aggregate Commitment and any accompanying prepayments of Advances of the Revolving Credit shall be distributed by Agent to each Bank in accordance with such Bank’s Percentage thereof, and will not be available for reinstatement by or readvance to Borrowers, and any accompanying prepayments of Advances of the Swing Line shall be distributed by Agent to the Swing Line Bank and will not be available for reinstatement by or readvance to Borrowers. Any reductions of the Revolving Commitment hereunder shall reduce each Bank’s portion thereof proportionately (based on the applicable Percentages), and shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to outstanding Prime-based Advances under the Revolving Credit, next to Swing Line Advances carried at the Prime-based Rate, next to Eurocurrency-based Advances of the Revolving Credit and then to Swing Line Advances carried at the Quoted Rate.

2.14 Revolving Credit Facility Fee. From the Effective Date to the Revolving Credit Maturity Date, Borrowers shall pay to the Agent for distribution to the Banks pro rata in accordance with their respective Percentages, a Revolving Credit Facility Fee quarterly in arrears commencing July 1, 2007 (in respect of the period from the date hereof through June 30, 2007) and on the first calendar day of each October, January, April and July thereafter. The Revolving Credit Facility Fee payable to each Bank shall be determined by multiplying the Applicable Fee Percentage times the average daily amount of such Bank’s Percentage of the Revolving Commitment. The Revolving Credit Facility Fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the Revolving Credit Facility Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, Agent shall make prompt payment to each Bank of its share of the Revolving Credit Facility Fee based upon its respective Percentage. It is expressly understood that the Revolving Credit Facility Fees described in this Section are not refundable under any circumstances.

2.15 Use of Proceeds of Advances. Advances of the Revolving Credit (including Swing Line Advances) shall be available to refinance the existing $41,728,273.74 of debt of Borrowers outstanding under the Comerica Debt, for working capital support and other general corporate purposes of Borrowers and their Subsidiaries, to finance Development Agreements and to finance Permitted Acquisitions.

2.16 Lock-Box. Borrowers shall at their sole expense establish and maintain (and Agent, at Agent’s option, may establish and maintain at Borrowers’ expense): (a) an United States Post Office lock box(es) (the “Lock Box”), to which Agent shall have exclusive access and control. Each Borrower expressly authorizes Agent, from time to time, to remove contents from the Lock Box, for disposition in accordance with this Agreement. Each Borrower agrees to notify all Account Debtors and other parties obligated to such Borrower that all payments made to such Borrower (other than payments by electronic transfer) shall be remitted, for the credit of Borrower, to the Lock Box, and each Borrower shall include a like statement on all invoices; and (b) deposit account(s) with Agent which shall be titled as designated by Agent (the “Cash Collateral Account”). Each Borrower agrees to notify all Account Debtors and other parties obligated to such Borrower that all payments made to such Borrower by electronic funds transfer shall be remitted to the Cash Collateral Account, and each Borrower, at Agent’s request, shall include a like statement on all invoices. Borrowers shall execute all documents and authorizations as required by Agent to establish and maintain the Lock Box and the Cash Collateral Account.

2.17 Extension of Revolving Credit Maturity Date. Borrowers may request extensions of the Revolving Credit Maturity Date for additional one year periods by delivering a written request for such extension to Agent between May 1 and May 31 of any calendar year. Upon receipt of any such written request, Agent shall deliver copies of such request to each of the Banks. In the event that each of the Banks, within thirty (30) days after the Agent’s delivery of such request, consents in writing to such extension, the Revolving Credit Maturity Date shall thereafter be extended to the date which is the one year anniversary of the Revolving Credit Maturity Date previously in effect; provided, however, (i) each Bank shall have absolute discretion in determining whether to consent to or deny any such extension request, (ii) failure of any Bank to affirmatively consent (within the time specified above) to an extension request shall be deemed a denial by such Bank, and (iii) in the event that any Bank denies (or is deemed to have denied) an extension request, such extension request will be deemed to have been refused by the Agent and the Banks.

3.	LETTERS OF CREDIT

3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, Issuing Bank shall through the Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Credit Maturity Date, upon the written request of an Account Party accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as the Issuing Bank may require, issue Letters of Credit in Dollars for the account of such Account Party(ies), in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of Credit shall be in a minimum face amount of Two Hundred Fifty Thousand Dollars ($250,000) (or such lesser amount as may be agreed to by Issuing Bank) and each Letter of Credit (including any renewal thereof) shall expire not later than the first to occur of (i) one year after the date of issuance thereof and (ii) ten (10) Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof. The submission of all applications in respect of and the issuance of each Letter of Credit hereunder shall be subject in all respects to the International Standby Practices 98, and any successor documentation thereto and to the extent not inconsistent therewith, the laws of the State of Michigan. In the event of any conflict between this Agreement and any Letter of Credit Document other than any Letter of Credit, this Agreement shall control.

3.2 Conditions to Issuance. No Letter of Credit shall be issued at the request and for the account of any Account Party(ies) unless, as of the date of issuance of such Letter of Credit:

(a) in the case of any Account Party:

(i) after giving effect to the Letter of Credit requested, the outstanding Letter of Credit Obligations does not exceed the Letter of Credit Maximum Amount; and

(ii) after giving effect to the Letter of Credit requested, the outstanding Letter of Credit Obligations on such date plus the aggregate amount of all Advances (including, without duplication, Swing Line Advances and all deemed Advances funded by Agent under Section 3.6(a) hereof in respect of a Borrower’s or the applicable Account Party’s reimbursement obligation hereunder) requested or outstanding on such date does not exceed the Revolving Commitment;

(b) the obligations of the Loan Parties set forth in this Agreement and the other Loan Documents are valid, binding and enforceable obligations of such Loan Parties and the valid, binding and enforceable nature of this Agreement and the other Loan Documents has not been disputed by Borrowers;

(c) the representations and warranties contained in this Agreement and the other Loan Documents are true in all material respects as if made on such date (other than any representation or warranty that expressly speaks only as of a different date), and both immediately before and immediately after issuance of the Letter of Credit requested, no Default or Event of Default exists;

(d) the execution of the Letter of Credit Agreement with respect to the Letter of Credit requested will not violate the terms and conditions of any material contract, agreement or other borrowing of the relevant Account Party;

(e) the Account Party requesting the Letter of Credit shall have delivered to Issuing Bank at its Issuing Office, not less than three (3) Business Days prior to the requested date for issuance (or such shorter time as the Issuing Bank, in its sole discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be reasonably satisfactory to Issuing Bank;

(f) no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain Issuing Bank from issuing the Letter of Credit requested, or any Bank from taking an assignment of its Percentage thereof pursuant to Section 3.6 hereof, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit or request that Issuing Bank refrain from issuing, or any Bank refrain from taking an assignment of its Percentage of, the Letter of Credit requested or letters of credit generally;

(g) there shall have been no introduction of or change in the interpretation of any law or regulation that would make it unlawful or unduly burdensome for the Issuing Bank to issue or any Bank to take an assignment of its Percentage of the requested Letter of Credit, no declaration of a general banking moratorium by banking authorities in the United States, Michigan or the respective jurisdictions in which the Banks, the applicable Account Party and the beneficiary of the requested Letter of Credit are located, and no establishment of any new restrictions by any central bank or other governmental agency or authority on transactions involving letters of credit or on banks materially affecting the extension of credit by banks; and

(h) Issuing Bank shall have received the issuance fees required in connection with the issuance of such Letter of Credit pursuant to Section 3.4 hereof.

Each Letter of Credit Agreement submitted to Issuing Bank pursuant hereto shall constitute the certification by Borrowers and the Account Party of the matters set forth in Section 3.2 (a) through (d) hereof. The Agent shall be entitled to rely on such certification without any duty of inquiry.

3.3 Notice. The Issuing Bank will deliver to the Agent, concurrently with or promptly following its delivery of any Letter of Credit, a true and complete copy of each Letter of Credit. Promptly upon its receipt thereof, Agent shall give notice, substantially in the form attached as Exhibit “K”, to each Bank of the issuance of each Letter of Credit, specifying the amount thereof and the amount of such Bank’s Percentage thereof.

3.4 Letter of Credit Fees. Borrowers shall pay to the Agent letter of credit fees as follows:

(a) for distribution to the Banks in accordance with their Percentages a per annum letter of credit fee with respect to the undrawn amount of each Letter of Credit issued pursuant hereto (based on the amount of each Letter of Credit) in the amount of the Applicable Fee Percentage (determined with reference to Schedule 1.1 to this Agreement).

(b) for Issuing Bank’s sole account, a letter of credit Facing Fee.

(c) All payments by Borrowers to the Agent for distribution to the Issuing Bank or the Banks under this Section 3.4 shall be made in Dollars in immediately available funds at the Issuing Office or such other office of the Agent as may be designated from time to time by written notice to Borrowers by the Agent. The fees described in clauses (a) and (b) above (i) shall be nonrefundable under all circumstances (other than the failure of the Issuing Bank to issue the Letter of Credit to which such fees relate) and (ii) in the case of fees due under clauses (a) and (b) above, shall be payable semi-annually in advance upon the issuance of such Letter of Credit and on the first day of each January and July thereafter. The fees due under clause (a) above shall be determined by multiplying the Applicable Fee Percentage times the undrawn amount of the face amount of each such Letter of Credit on the date of determination, and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof. The parties hereto acknowledge that any material amendment and any extension to a Letter of Credit issued hereunder shall be treated as a new Letter of Credit for the purposes of the Facing Fee.

(d) If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, adopted after the date hereof, shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued or participated in by, or assets held by, or deposits in or for the account of, Issuing Bank or any Bank or (ii) impose on Issuing Bank or any Bank any other condition regarding this Agreement, the Letters of Credit or any participations in such Letters of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost or expense to Issuing Bank or such Bank of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by the Issuing Bank’s or such Bank’s reasonable allocation of the aggregate of such cost increases and expenses resulting from such events), then, upon demand by the Issuing Bank or such Bank, as the case may be, the applicable Account Party shall, within thirty (30) days following demand for payment, pay to Issuing Bank or such Bank, as the case may be, from time to time as specified by the Issuing Bank or such Bank, additional amounts which shall be sufficient to compensate the Issuing Bank or such Bank for such increased cost and expense, together with interest on each such amount from ten days after the date such payment is due until payment in full thereof at the Prime-based Rate. Each demand for payment under this Section 3.4(d), shall be accompanied by a certificate of Issuing Bank or the applicable Bank (as applicable) setting forth the amount of such increased cost or expense incurred by the Issuing Bank or such Bank, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, and in reasonable detail, the methodology for calculating and the calculation of such amount, which certificate shall be prepared in good faith and shall be conclusive evidence, so long as they reflect a reasonable basis for the calculation of the amounts set forth therein and absent manifest error, as to the amount thereof.

3.5 Other Fees. In connection with the Letters of Credit, and in addition to the Letter of Credit Fees, Borrowers shall pay, for the sole account of the Issuing Bank, standard documentation, administration, payment and cancellation charges assessed by Issuing Bank or the Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the Issuing Office in effect from time to time and delivered to the relevant Account Party (but without duplication of the specific fees, costs and changes described herein).

3.6 Drawings and Demands for Payment Under Letters of Credit.

(a) If the Issuing Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, Borrowers and each applicable Account Party agrees to pay to the Issuing Bank an amount equal to the amount paid by the Issuing Bank in respect of such draft or other demand under such Letter of Credit and all expenses paid or incurred by the Agent relative thereto not later than 3:00 p.m. (Eastern Standard time), on (i) the Business Day that Borrowers receive notice of such presentment and honor, if such notice is received prior to 11:00 a.m. (Eastern Standard time) or (ii) the Business Day immediately following the day that Borrowers receive such notice, if such notice is not received prior to such time. Unless Borrowers shall have made such payment to the Agent for the account of the Issuing Bank on such day, upon each such payment by the Issuing Bank, the Agent shall be deemed to have disbursed to Borrowers and Borrowers shall be deemed to have elected to substitute for the reimbursement obligation, with respect to the applicable Letters of Credit denominated in Dollars, a Prime-based Advance of the Revolving Credit for the account of the Banks in an amount equal to the amount so paid by the Issuing Bank in respect of such draft or other demand under such Letter of Credit. Such Prime-based Advance shall be deemed disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Section 2 hereof and, to the extent of the Advances so disbursed, the reimbursement obligation of the relevant Account Party(ies) under this Section 3.6 shall be deemed satisfied.

(b) If the Issuing Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Issuing Bank shall provide notice thereof to Borrowers and the applicable Account Party on the date such draft or demand is honored, and to each Bank on such date unless Borrowers or the applicable Account Party shall have satisfied their reimbursement obligation under Section 3.6(a) hereof by payment to the Agent on such date. The Issuing Bank shall further use reasonable efforts to provide notice to Borrowers or the applicable Account Party prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not, subject to Section 3.6(a), affect the rights or obligations of the Issuing Bank with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of Borrowers or the applicable Account Party under Section 3.6(a) hereof.

(c) Upon issuance by the Issuing Bank of each Letter of Credit hereunder, each Bank shall automatically acquire a pro rata participation interest in such Letter of Credit and each related Letter of Credit Payment based on its respective Revolving Credit Percentage. Each Bank, on the date a draft or demand under any Letter of Credit is honored (or the next succeeding Business Day if the notice required to be given by Agent to the Banks under Section 3.6(b) hereof is not given to the Banks prior to 3:00 p.m. (Eastern Standard time) on such date of draft or demand), shall make its Percentage of the amount paid by the Issuing Bank, and not reimbursed by Borrowers or the applicable Account Party on such day, in immediately available funds at the principal office of the Agent for the account of Issuing Bank. If and to the extent such Bank shall not have made such pro rata portion available to the Agent, such Bank, Borrowers and the applicable Account Party severally agree to pay to the Issuing Bank forthwith on demand such amount together with interest thereon, for each day from the date such amount was paid by the Issuing Bank until such amount is so made available to the Agent at a per annum rate equal to the interest rate applicable during such period to the related Advance deemed to have been disbursed under Section 3.6(a) in respect of the reimbursement obligation of Borrowers and the applicable Account Party as set forth in Section 2.4(c)(i) or 2.4(c)(ii) hereof, as the case may be. If such Bank shall pay such amount to the Agent for the account of Issuing Bank together with such interest, if any, such amount so paid shall be deemed to constitute an Advance by such Bank disbursed in respect of the reimbursement obligation of Borrowers and the applicable Account Party under Section 3.6(a) hereof for purposes of this Agreement, effective as of the dates applicable under said Section 3.6(a). The failure of any Bank to make its pro rata portion of any such amount paid by the Issuing Bank available to the Agent for the account of Issuing Bank shall not relieve any other Bank of its obligation to make available its pro rata portion of such amount, but no Bank shall be responsible for failure of any other Bank to make such pro rata portion available to the Agent for the account of Issuing Bank.

Notwithstanding the foregoing however no Bank shall be deemed to have acquired a participation in a Letter of Credit if, prior to the issuing of the Letter of Credit by the Issuing Bank, the Agent or the Issuing Bank had obtained actual knowledge that an Event of Default had occurred and was continuing; provided, however that the Banks shall be deemed to have acquired such a participation upon the date of which such Event of Default has been waived by the requisite Banks, as applicable.

(d) Nothing in this Agreement shall be construed to require or authorize any Bank to issue any Letter of Credit, it being recognized that the Issuing Bank shall be the sole issuer of Letters of Credit under this Agreement.

3.7 Obligations Irrevocable. The obligations of Borrowers and the applicable Account Party to make payments to Agent for the account of Issuing Bank or the Banks with respect to Letter of Credit Obligations under Section 3.6 hereof, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:

(a) Any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to any Letter of Credit (the “Letter of Credit Documents”);

(b) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to or under any of the Letter of Credit Documents;

(c) The existence of any claim, setoff, defense or other right which Borrowers or any Account Party may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent, the Issuing Bank or any Bank or any other person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

(d) Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, provided that Issuing Bank’s determination that the same did not comply with the terms of such Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Bank;

(e) Payment by the Issuing Bank to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit, provided that Issuing Bank’s determination that the same did not comply with the terms of such Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Bank;

(f) Any failure, omission, delay or lack on the part of the Agent, Issuing Bank or any Bank or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the Agent, Issuing Bank, any Bank or any such party under this Agreement, any of the other Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, Issuing Bank, any Bank or any such party; or

(g) Any other event or circumstance that would, in the absence of this Sections 3.7, result in the release or discharge by operation of law or otherwise of Borrowers or any Account Party from the performance or observance of any obligation, covenant or agreement contained in Section 3.6 hereof.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which Borrowers or any Account Party has or may have against the beneficiary of any Letter of Credit shall be available hereunder to Borrowers or any Account Party or either of them against the Agent, Issuing Bank or any Bank. Nothing contained in this Section 3.7 shall be deemed to prevent Borrowers or the Account Parties after satisfaction in full of the absolute and unconditional obligations of Borrowers and the Account Parties hereunder, from asserting in a separate action any claim, defense, set off or other right which they (or any of them) may have against Agent, Issuing Bank or any Bank.

3.8 Risk Under Letters of Credit.

(a) In the administration and handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, Issuing Bank shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit.

(b) Subject to other terms and conditions of this Agreement and the provisions of applicable law, Issuing Bank shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Issuing Bank’s regularly established practices and procedures and will have no further obligation with respect thereto. In the administration of Letters of Credit, Issuing Bank shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by Issuing Bank and Issuing Bank may rely upon any notice, communication, certificate or other statement from Borrowers, any Account Party, beneficiaries of Letters of Credit, or any other Person which Issuing Bank believes to be authentic. Issuing Bank will, upon request, furnish the Banks with copies of Letter of Credit Documents related thereto.

(c) In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Issuing Bank makes no representation and shall have no responsibility with respect to (i) the obligations of Borrowers or any Account Party or any one of them or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same, (ii) the financial condition of, any representations made by, or any act or omission of, Borrowers, any applicable Account Party or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Issuing Bank in its capacity as issuer of Letters of Credit in the absence of its gross negligence or willful misconduct. Each of the Banks expressly acknowledges that it has made and will continue to make its own evaluations of Borrowers’ and the Account Party’s creditworthiness without reliance on any representation of Issuing Bank or Issuing Bank’s officers, agents and employees.

(d) If at any time Issuing Bank shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, Agent or Issuing Bank, as the case may be, shall receive same for the pro rata benefit of the Banks in accordance with their respective Percentages and shall promptly deliver to each Bank its share thereof, less such Bank’s pro rata share of the costs of such recovery, including court costs and reasonable attorney’s fees. If at any time any Bank shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Bank’s Percentage of such payment, such Bank will promptly pay over such excess to Agent, for redistribution in accordance with this Agreement.

3.9 Indemnification. Each Borrower and each Account Party hereby indemnifies and agrees to hold harmless the Banks, the Issuing Bank and the Agent, and their respective officers, directors, employees and agents (each an “L/C Indemnified Person”), from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Banks, the Issuing Bank or the Agent or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit (collectively, the “L/C Indemnified Amounts”), and none of the Issuing Bank, any Bank or the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for:

(a) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith;

(b) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged (except subject to the proviso in Section 3.7(d));

(c) payment by the Issuing Bank to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of the Issuing Bank), including failure of any documents to bear any reference or adequate reference to such Letter of Credit (except subject to the proviso in Section 3.7(e));

(d) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or

(e) any other event or circumstance whatsoever arising in connection with any Letter of Credit.

It is understood that in making any payment under a Letter of Credit, the Issuing Bank will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary.

With respect to subparagraphs (a) through (e) hereof, (i) neither any Borrower nor any of the Account Parties shall be required to indemnify any L/C Indemnified Person for any L/C Indemnified Amounts to the extent such amounts result from such L/C Indemnified Person’s gross negligence or willful misconduct and (ii) the Agent and the Issuing Bank shall be liable to Borrowers and the Account Parties to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by Borrowers and the Account Parties which were caused by the Issuing Bank’s gross negligence or willful misconduct or by the Issuing Bank’s wrongful dishonor of any Letter of Credit, after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

3.10 Right of Reimbursement. Each Bank agrees to reimburse the Issuing Bank on demand, pro rata in accordance with its respective Revolving Credit Percentage, for (i) the reasonable out-of-pocket costs and expenses of the Issuing Bank to be reimbursed by any Borrower or any Account Party pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by any Borrower or any Account Party and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, reasonable out-of-pocket expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Issuing Bank in any way relating to or arising out of this Agreement (including Section 3.6(c) hereof), any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, to the extent not reimbursed by any Borrower or any Account Party, except to the extent that such liabilities, losses, costs or expenses were incurred by Issuing Bank as a result of Issuing Bank’s gross negligence or willful misconduct or by the Issuing Bank’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

4.	CONDITIONS

The obligations of the Banks to make Advances or loans pursuant to this Agreement and the obligation of the Issuing Bank to issue Letters of Credit are subject to the following conditions, all of which must be satisfied on or before April 30, 2007:

4.1 Execution of Notes and this Agreement. Each of the Loan Parties shall have executed and delivered to Agent for the account of each Bank requesting Notes, the Revolving Credit Notes and the Swing Line Note, as applicable, and this Agreement, the other Loan Documents to which that Loan Party is a party (including all schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered pursuant hereto), the Notes, and the other Loan Documents shall be in full force and effect.

4.2 Corporate Authority. Agent shall have received, with a counterpart thereof for each Bank:

(a) For each Loan Party, a certificate of a Responsible Officer as to:

(i) resolutions of the board of directors or managers or members, as applicable, of such Loan Party evidencing approval of the transactions contemplated by this Agreement, approval of this Agreement and the other Loan Documents to which such Loan Party is party and authorizing the execution and delivery thereof and in the case of Borrowers, the borrowing of Advances and the requesting of Letters of Credit hereunder;

(ii) the incumbency and signature of the representative(s) of such Loan Party executing any Loan Document;

(iii) a certificate of good standing or continued existence (or the equivalent thereof) from the state of its incorporation, organization or formation, and from every state or other jurisdiction listed on Schedule 4.2 hereof if issued by such jurisdiction, subject to the limitations (as to qualification and authorization to do business) contained in Section 5.1, in each case dated within 30 days of the Effective Date; and

(iv) copies of such Loan Party’s articles of incorporation and bylaws or other constitutional documents, as in effect on the Effective Date.

4.3 Collateral Documents, Guaranties and other Loan Documents. As security for all Indebtedness, the Agent shall have received the agreements, instruments and documents listed on the Closing Checklist attached hereto as Exhibit “D”.

4.4 Insurance. The Agent shall have received evidence satisfactory to it that the Loan Parties have obtained the insurance policies required by Section 6.5 hereof and that such insurance policies are in full force and effect.

4.5 Compliance with Certain Documents and Agreements. The Loan Parties shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Loan Documents and required to be performed or complied with by each of them (as of the applicable date) and none of such parties shall be in material default in the performance or compliance with any of the terms or provisions hereof or thereof.

4.6 Opinions of Counsel. The Loan Parties shall furnish Agent prior to the initial Advance under this Agreement, with signed copies for each Bank, opinions of counsel to the Loan Parties dated the Effective Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to the Agent and each of the Banks.

4.7 Closing Certificate. The Agent shall have received, with a signed counterpart for each Bank, a certificate of a Responsible Officer of Borrowers dated the Effective Date (or, if different, the date of the initial Advance hereunder), stating that to the best of his or her respective knowledge after due inquiry, (a) the conditions set forth in this Section 4 have been satisfied; (b) the representations and warranties made by the Loan Parties in this Agreement or any of the other Loan Documents, are true and correct in all material respects; (c) no Default or Event of Default shall have occurred and be continuing; and (d) since December 31, 2006, nothing shall have occurred which has had, or could reasonably be expected to have, a Material Adverse Effect.

4.8 Payment of Fees. Borrowers shall have paid to Comerica Bank, in its individual capacity and as Agent (for its sole account), any commitment fee and agency fee due under the terms of the Agency Fee Letter.

4.9 Refinancing. On the Effective Date, all Debt under the Comerica Debt shall have been repaid in full or adequate provision shall be made for the payment thereof from the proceeds of the initial Advances made pursuant to this Agreement, and all commitments in respect thereof shall be terminated concurrently with such payment, and all Liens and guaranties in connection therewith shall be released concurrently with such payment (and all appropriate releases, termination statements or other instruments of assignment with respect thereto shall have been obtained or reasonable arrangements made therefor) to the reasonable satisfaction of the Agent.

4.10 Continuing Conditions. The obligations of the Banks to make Advances (including the initial Advance) under this Agreement and the obligation of the Issuing Bank to issue any Letters of Credit shall be subject to the continuing conditions that:

(a) No Default or Event of Default shall exist as of the date of the Advance or the request for the Letter of Credit; and

(b) Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the Advance or Letter of Credit as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date).

5.	REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants and such representations and warranties shall survive until termination of the Revolving Commitment and thereafter until the expiration of all Letters of Credit and the final payment in full of the Indebtedness and the performance by each Borrower of all other obligations under this Agreement:

5.1 Organizational Authority. Each Loan Party is a limited liability company, corporation, or other business entity duly organized and existing in good standing under the laws of the state or jurisdiction of its incorporation, each other Subsidiary is a corporation or other business entity duly organized and existing in good standing under the laws of the jurisdiction of its incorporation, and, other than as set forth on Schedule 5.1 hereto, each Loan Party and each Subsidiary is duly qualified and authorized to do business as a foreign corporation or other business entity in each jurisdiction where the character of its assets or the nature of its activities makes such qualification and authorization necessary, except where the failure to do so would not have a Material Adverse Change.

5.2 Due Authorization – Borrowers. Execution, delivery and performance of this Agreement, the other Loan Documents to which Borrowers are a party and the issuance of the Notes by Borrowers (if requested) are within each Borrower’s corporate powers, as the case may be, have been duly authorized, are not in contravention of any law applicable to Borrowers or the terms of Borrowers’ organizational documents and, except as have been previously obtained or as referred to in Section 5.13, below, do not require the consent or approval, material to the transactions contemplated by this Agreement and the other Loan Documents, of any governmental body, agency or authority.

5.3 Due Authorization – Guarantors. Execution, delivery and performance of the Guaranty and the other Loan Documents, in each case when executed and delivered, to which such Guarantor is a party, are within the corporate powers of each such Guarantor, have been duly authorized, are not in contravention of any law applicable to such Guarantor or the terms of such Guarantor’s organizational documents, and, except as have been previously obtained (or as referred to in Section 5.13 below), do not require the consent or approval, material to the transactions contemplated by this Agreement and the other Loan Documents, of any governmental body, agency or authority not previously obtained.

5.4 Good Title, No Liens. The property described in Schedule 5.4 hereof constitutes all of the real property owned or leased, respectively, by Borrower and its Subsidiaries on the Effective Date. Each of the Loan Parties has good and marketable title to or a valid leasehold interest in all of their respective material assets, subject to the exceptions stated in the next sentence and except for such defects in title as would not, individually or in the aggregate, have a Material Adverse Effect. There are no security interests in, liens, mortgages, or other encumbrances on and no financing statements on file with respect to any of the assets owned by any Loan Party, except for other Liens permitted pursuant to Section 7.2.

5.5 Taxes. Except as set forth on Schedule 5.5 hereof, each of the Loan Parties has filed on or before their respective due dates or within the applicable grace periods, all federal, state and foreign tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all material taxes which have become due pursuant to those returns or pursuant to any assessments received by any such party, as the case may be, to the extent such taxes have become due, except to the extent such tax payments are being actively contested in good faith by appropriate proceedings and with respect to which adequate provision has been made on the books of such Loan Party or such other Subsidiary as may be required by GAAP.

5.6 No Defaults. There exists no material default under the provisions of any instrument evidencing any outstanding indebtedness for borrowed money of any Loan Party or of any agreement relating thereto.

5.7 Enforceability of Agreement and Loan Documents – Borrowers. This Agreement and each of the other Loan Documents to which each of the Borrowers is a party, have each been duly executed and delivered by its duly Responsible Officers and constitute the valid and binding obligations of each Borrower, enforceable against Borrowers in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

5.8 Enforceability of Loan Documents – Guarantors. The Loan Documents, to which each of the Guarantors is a party, have each been (or, when executed and delivered, will be) duly executed and delivered by the duly authorized officers or members or managers, as the case may be, of each such Guarantor and constitute (or will constitute, when executed and delivered) the valid and binding obligations of each such Guarantor, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

5.9 Compliance with Laws; Licenses. Except as set forth on Schedule 5.9 hereof, each of the Loan Parties, and each of their respective Subsidiaries has complied in all material respects with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) including but not limited to the IGRA and Hazardous Material Laws, except where the failure to do so would not have a Material Adverse Effect. Each Loan Party has all permits, licenses and other authorizations which are required with respect to the operation of their businesses and is in material compliance with such permits, licenses and authorizations

5.10 Non-contravention – Borrower. The execution, delivery and performance of this Agreement and the other Loan Documents to which Borrowers is a party are not in contravention of the material terms of any indenture, agreement or undertaking to which any Borrower is a party or by which they or their properties are bound or affected.

5.11 Non-contravention – Guarantors. The execution, delivery and performance of those Loan Documents signed by the Guarantors are not (or, when executed and delivered, will not be) in contravention of the material terms of any indenture, agreement or undertaking to which any such Guarantor is a party or by which it or its properties are bound or affected.

5.12 No Litigation. Except as set forth on Schedule 5.12 hereof, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding, or governmental investigation pending against or to the knowledge of Borrowers, threatened against any Loan Party (other than any suit, action or proceeding in which such Loan Party is the plaintiff and in which no counterclaim or cross-claim against such Loan Party has been filed) where such suit, action, proceeding or investigation could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.12, there is not outstanding against any Loan Party any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator nor is any Loan Party in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court where such matters would reasonably be expected to have a Material Adverse Effect.

5.13 Consents, Approvals and Filings, Etc. Except as set forth on Schedule 5.13 hereof, no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority, including the NIGC or any securities exchange or any other person or party (whether or not governmental) is required in connection with the execution, delivery and performance: (a) by any of the Loan Parties, of this Agreement, any of the other Loan Documents to which they are a party, or any other documents or instruments to be executed and or delivered by any such Loan Parties in connection therewith or herewith; or (b) by any Loan Party, of the liens, pledges, security interests or other encumbrances granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the other Loan Documents, except for (i) such matters which have been previously obtained, (ii) the consents of landlords with respect to properties leased by Borrowers or their Subsidiaries, and (iii) such filings to be made concurrently herewith as are required by the Collateral Documents to perfect liens in favor of the Agent. All such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and are not the subject of any attack, or to the knowledge of Borrowers threatened attack (in any material respect) by appeal or direct proceeding or otherwise.

5.14 Agreements Affecting Financial Condition. As of the Effective Date, none of the Loan Parties is party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.

5.15 No Investment Company or Margin Stock. None of the Loan Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. None of the Loan Parties is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Advances will be used by any Loan Party to purchase or carry margin stock or will be made available by any Loan Party in any manner to any other Person to enable or assist such Person in purchasing or carrying margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

5.16 ERISA. None of the Loan Parties maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 5.16 hereto; and there is no accumulated funding deficiency within the meaning of ERISA, or any outstanding liability with respect to any of the Pension Plans owed to the PBGC or any successor thereto other than future premiums due and owing pursuant to Section 4006 of ERISA, and no “reportable event” as defined in ERISA has occurred with respect to any Pension Plan other than an event for which the notice requirement has been waived by the PBGC. None of the Loan Parties have engaged in a transaction with respect to any Pension Plan, other than a transaction for which an exemption is available and has been obtained, which could subject Borrowers to a tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. All Pension Plans are in material compliance with the requirements of the Internal Revenue Code and ERISA.

5.17 Conditions Affecting Business or Properties. As of the Effective Date, neither the respective businesses nor the properties of any Loan Party is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, Act of God, or other casualty (not covered by insurance) which could reasonably be expected to have a

Material Adverse Effect, or if such event or condition were to continue for more than ten (10) additional days could reasonably be expected to have a Material Adverse Effect.

5.18 Environmental and Safety Matters. Except to the extent not reasonably expected to have a Material Adverse Effect and as set forth in Schedule 5.9, 5.12 and 5.18:

(a) Each Loan Party has all permits, licenses and other authorizations which are required with respect to the operation of their businesses under the Hazardous Material Laws and is in material compliance with such permits, licenses and authorizations.

(b) All facilities and property owned or leased by the Loan Parties are in material compliance with all Hazardous Material Laws;

(c) To the knowledge of Borrowers, there have been no material unresolved and outstanding past, and there are no material pending or threatened;

(i) written claims, complaints, notices or requests for information received by any Loan Party with respect to any alleged violation of any Hazardous Material Law; or

(ii) written complaints, notices or inquiries to any Loan Party regarding potential liability of the Loan Parties or any of their respective subsidiaries under any Hazardous Material Law; and

(d) To the knowledge of Borrowers no conditions exist at, on or under any property now or previously owned or leased by the Loan Parties which, with the passage of time, or the giving of notice or both, are reasonably likely to give rise to a material liability under any Hazardous Material Law or to create a significant adverse effect on the value of the property.

5.19 Subsidiaries. Except as disclosed on Schedule 5.19 hereto (as updated in writing from time to time), Borrowers have no Subsidiaries.

5.20 Accuracy of Information. The audited financial statements dated as of September 30, 2006 and the unaudited financial statements dated as of December 31, 2006 furnished to Agent and the Banks prior to the date of this Agreement, fairly present in all material respects the financial condition of Borrowers and their Subsidiaries and the results of their operations for the periods covered thereby, and were prepared in accordance with GAAP (subject, in the case of the unaudited statements mentioned above, to normal year-end adjustments). The projections and pro forma financial information are based upon good faith estimates and assumptions believed by management of Borrowers to be accurate and reasonable at the time made, it being recognized by the Banks that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein.

From the date of the financial statements mentioned above through the Effective Date, (i) there has been no material adverse change in the financial condition of Borrowers or their Subsidiaries taken as a whole, and to the best knowledge of Borrowers as of the Effective Date,

(ii) no Borrower, nor any of Borrowers’ Subsidiaries, has any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in the opening balance sheet to be delivered hereunder, except as set forth on Schedule 5.20 hereof, and (iii) there are no unrealized or anticipated losses from any present commitment of Borrowers, or any of their Subsidiaries which contingent obligations and losses in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.21 Employees; Collective Bargaining Agreements. Except as set forth in Schedule 5.21, (i) none of Borrowers’ employees are represented by any union or covered by any collective bargaining agreements, (ii) there have not been any labor disputes, any work stoppages, pickets or work slow-downs due to labor disagreements in the past five years, (iii) there are and have been no violations of any local, state, or federal laws respecting the employment of any employees, including the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act, wage-payment laws, laws prohibiting employment discrimination, and laws addressing workplace safety and health, (iv) there is and has been no unfair labor practice, charge or complaint pending or threatened before the National Labor Relations Board, (v) there is no labor strike, dispute, grievance, request for representation, slowdown or stoppage actually pending or, to the knowledge of Borrowers threatened, (vi) all employment-related books and records have been prepared in the ordinary course of business, and (vii) Borrowers are in compliance with all contracts of or respecting employment.

5.22 Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, Borrowers will be solvent, able to pay their indebtedness as it matures and will have capital sufficient to carry on its business and any other business in which it is about to engage. This Agreement is being executed and delivered by Borrowers to Agent and the Banks in good faith and in exchange for fair, equivalent consideration. Borrowers do not intend to nor does management believe Borrowers will incur debts beyond its ability to pay as they mature. Borrowers do not contemplate filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to Borrowers nor do Borrowers have any knowledge of any threatened bankruptcy or insolvency proceedings against Borrowers.

5.23 Franchises, Patents, Copyrights, Tradenames, etc. The Loan Parties possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others. Schedule 5.23 contains a true and accurate list of all trade names, trade styles, and any and all other names used by any Loan Party (including Borrowers) during the five year period ending as of the Effective Date.

5.24 Insurance. The Borrowers and their Subsidiaries are insured by financially sound and reputable insurers and such insurance is in such amounts and covering such risks and liabilities (and with such deductibles, retentions and exclusions) and/or has adequately reserved for claims and liabilities not insured, all in accordance with normal and prudent industry practice.

5.25 Patriot Act. To the extent applicable, the Borrowers and each Subsidiary of the Borrowers is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury

Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of any Advance will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

6.	AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that it will, and, as applicable, it will cause each of their respective Subsidiaries and each Loan Party to, until termination of the Revolving Credit Commitment and thereafter until expiration of all Letters of Credit and final payment in full of the Indebtedness and the performance by each Borrower of all other obligations under this Agreement and the other Loan Documents:

6.1 Financial Statements. Furnish, or cause to be furnished, to the Agent with sufficient copies for each Bank:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of MGI, a copy of the audited Consolidated and Consolidating financial statements of MGI and its Subsidiaries as at the end of such year and the related audited Consolidated and Consolidating statements of income, stockholders equity, and cash flows for such year or partial year and underlying assumptions setting forth in each case in comparative form the figures for the previous year, in each certified as being fairly stated in all material respects by an independent, nationally recognized certified public accounting firm reasonably satisfactory to the Agent;

(b) as soon as available, but in any event not later than forty-five (45) days after the end of each fiscal quarter of MGI, commencing with the first full fiscal quarter ending after the Effective Date, MGI prepared unaudited Consolidated and Consolidating balance sheets of MGI and its Subsidiaries as at the end of such fiscal period and the related unaudited statements of income and cash flows of MGI and its Subsidiaries for the portion of the fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous year, certified by a Responsible Officer as being fairly stated in all material respects and attaching a schedule of outstanding Funded Debt (other than Indebtedness) of MGI and its Subsidiaries describing in reasonable detail for each debt issue or loan outstanding the principal amount and amount of accrued interest with respect to each such debt issue or loan; and

(c) as soon as available, but in any event not later than forty-five (45) days after the end of each month during any Monthly Reporting Period, (i) MGI prepared unaudited Consolidated and Consolidating balance sheets of MGI and its Subsidiaries as at the end of such month and the related unaudited statements of income and cash flows of MGI and its Subsidiaries for such month and the portion of the fiscal year through the end of such month, and (ii) an average daily hold report for such month on a per casino basis for the Oklahoma market, in each case certified by a Responsible Officer as being fairly stated in all material respects;

All such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP consistently applied throughout the periods reflected therein and with prior periods (except as approved by such officer and disclosed therein), provided however that the financial statements delivered pursuant to clause (b) hereof will not be required to include footnotes and will be subject to year-end adjustments.

6.2 Certificates; Other Information. Furnish, or cause to be furnished, to the Agent with sufficient copies for each Bank:

(a) Within forty-five (45) days after and as the end of each fiscal quarter, a Covenant Compliance Report;

(b) Not later than thirty (30) days after the end of each fiscal year beginning with the current fiscal year, MGI shall prepare and deliver to the Agent and the Banks projections of MGI and its Subsidiaries for the next succeeding fiscal year (on a month to month basis), including a balance sheet as at the end of each relevant period and income statements and statements of cash flows for each relevant period and for the period commencing at the beginning of the fiscal year and ending on the last day of such relevant period;

(c) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of MGI, a financial report breaking down revenues by customer and geographic area for such fiscal year; and

(d) As soon as available, but in any event not later than forty-five (45) days after the end of each fiscal quarter of Borrowers, a listing of all applications or registrations made or filed by any Loan Party in respect of any Intellectual Property Collateral and the status of outstanding applications or registrations, as well as any material change in the Intellectual Property Collateral, including but not limited to any subsequent ownership right of any Loan Party in or to any Intellectual Property Collateral not specified in the Schedule E to the Security Agreement, certified by a Responsible Officer as being fairly stated in all material respects;

Borrowers shall furnish to Agent from time to time, such additional schedules, certificates and reports respecting all or any of the Collateral, the items or amounts received by Borrowers in full or partial payment thereof, and any goods (the sale or lease of which shall have given rise to any of the Collateral) possession of which has been obtained by Borrowers, all to such extent as Agent may reasonably request. Any such schedule, certificate or report shall be certified as accurate by duly authorized officer of Borrowers and shall be in such form and detail as Agent may reasonably specify.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Borrower or where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.4 Conduct of Business and Maintenance of Existence; Compliance with Laws.

(a) Continue to engage in the business as substantially now conducted by each Borrower and its Subsidiaries and businesses related thereto and not acquire any material operating or other assets, other than shares of stock or membership or other equity interest in its Subsidiaries; and preserve, renew and keep in full force and effect its existence, except as otherwise permitted pursuant to Section 7.5;

(b) take all reasonable action it deems necessary in its reasonable business judgment to maintain all rights, privileges and franchises necessary in the normal conduct of its business except as otherwise permitted pursuant to Section 7.5 or where the failure to so maintain would not reasonably be expected to have a Material Adverse Effect; and

(c) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in working order (ordinary wear and tear excepted), and maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any applicable Requirements of Law would dictate; in the case of liability insurance policies, naming the Agent and each Bank as additional insured; and in the case of all policies covering any Collateral, all such insurance policies shall provide that the loss payable thereunder shall be payable to a Borrower or the applicable Subsidiary, and to the Agent (as mortgagee, or, in the case of personal property interests, lender loss payee) as their respective interests may appear, and documents satisfactory to Agent evidencing such policies, including all endorsements thereto, to be deposited with Agent upon its request.

6.6 Inspection of Property; Books and Records, Discussions. Permit Agent and each Bank, through their authorized attorneys, accountants and representatives (a) at all reasonable times during normal business hours, to examine each Borrower’s and each Subsidiary’s books, accounts, records, ledgers and assets and properties of every kind and description wherever located; (b) at any time and from time to time, to conduct full or partial collateral audits of each Borrower and its Subsidiaries to be completed by an appraiser as may be selected by Agent, with all reasonable costs and expenses of such audits to be reimbursed by such Borrower, provided that, so long as no Default or Event of Default has occurred and is continuing, Borrowers shall not be obligated to reimburse Agent and the Banks for more than two audits in any calendar year and provided further that Borrowers shall be obligated to reimburse Agent and the Banks for all collateral audits performed after the occurrence and during the continuance of a Default or Event of Default; and (c) permit Agent and each Bank or their authorized representatives, at reasonable times and intervals, to visit all of their respective offices, discuss their respective financial matters with their respective officers and independent certified or chartered public accountants, as applicable, and, by this provision, each Borrower authorizes such accountants to discuss the finances and affairs of a Borrower and its Subsidiaries (provided that such Borrower is given an opportunity to participate in such discussions) and examine any of its or their books and other corporate records.

6.7 Notices. Promptly give notice to the Agent of:

(a) the occurrence of any Default or Event of Default of which any Borrower or any Subsidiary has knowledge;

(b) any (i) litigation, investigation or proceeding which may exist at any time between a Borrower or any Subsidiary and any Governmental Authority or other third party, which in either case, if not cured or if it is reasonably likely to be adversely determined, as the case may be, would have a Material Adverse Effect or (ii) any change in the financial condition of a Borrower or any of its Subsidiaries since the date of the last audited financial statements delivered pursuant to Section 6.1(a) hereof which could reasonably be expected to have a Material Adverse Effect;

(c) any event which a Borrower believes could reasonably be expected to have a Material Adverse Effect;

(d) promptly after becoming aware of the taking by the Internal Revenue Service or any foreign taxing jurisdiction of a written tax position (or any such tax position taken by any Borrower or any Subsidiary) which could reasonably be expected to have a Material Adverse Effect upon a Borrower or any Subsidiary setting forth the details of such position and the financial impact thereof;

(e) provide prompt written notice to the Agent of (i) all jurisdictions in which each Borrower, or any of a Borrower’s Subsidiaries becomes qualified after the Effective Date to transact business, (ii) the acquisition or creation of any new Subsidiaries, and (iii) any material change after the Effective Date in the authorized and issued Capital Stock of Borrowers or any of Borrowers’ Subsidiaries or any other material amendment to their charter, by-laws or other organizational documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable;

(f) any change in management by MGI that results in (i) Clifton Lind ceasing to be the chief executive officer of MGI, or (ii) the replacement of MGI’s permanent, non-interim, chief financial officer.

(g) receipt by any Loan Party of any adverse Advisory Letter, or notice of other similar regulatory action, which could reasonably be expected to have a Material Adverse Effect, together with a copy of such Advisory Letter or other notice.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action such Borrower has taken or proposes to take with respect thereto.

6.8 Hazardous Material Laws.

(a) Use and operate all of its facilities and properties in material compliance with all applicable Hazardous Material Laws, keep all required material permits, approvals, certificates, licenses and other authorizations required under such Hazardous Material Laws in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Hazardous Material Laws, in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b) Promptly notify Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries received by each Borrower or any of a Borrower’s Subsidiaries of a material nature relating to its facilities and properties or compliance with Hazardous Material Laws which, if adversely determined, could reasonably be expected to have a Material Adverse Effect and shall promptly cure and have dismissed with prejudice to the satisfaction of the Majority Banks any actions and proceedings relating to compliance with Hazardous Material Laws to which each Borrower or any of its Subsidiaries is named a party, other than such actions or proceedings being contested in good faith and with the establishment of reasonable reserve;

(c) To the extent necessary to materially comply with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material; and

(d) Provide such information and certifications which any Bank may reasonably request from time to time to evidence compliance with this Section 6.8.

Notwithstanding anything contained herein, each Borrower reserves the right to defend itself against or appeal any claim or ruling to the full extent provided for by law.

6.9 Consolidated Fixed Charge Coverage Ratio. Maintain, as of the end of each fiscal quarter and determined for the four fiscal quarters then ending, a Consolidated Fixed Charge Coverage Ratio of not less than 1.50 to 1.00.

6.10 Consolidated Total Leverage Ratio. Maintain, as of any date of determination, a Consolidated Total Leverage Ratio not greater than each ratio indicated below from its associated date until the next specified date:

(a) 2.25:1.00 as of June 30, 2007, September 30, 2007, December 31, 2007, March 31, 2008 and June 30, 2008; and

(b) 1.75:1.00 as of September 30, 2008 and at all times thereafter.

6.11 Minimum Consolidated EBITDA. Maintain, as of the end of each fiscal quarter and determined for the twelve months then ending, Consolidated EBITDA of not less than the amount indicated below for the associated fiscal quarter end date:

(a) $52,000,000 as of June 30, 2007;

(b) $57,000,000 as of September 30, 2007; and

(c) $60,000,000 as of December 31, 2007 and as of the end of each fiscal quarter thereafter.

6.12 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and performance by such Loan Parties of this Agreement, the other Loan Documents, or any other documents or instruments to be executed and/or delivered by such Loan Parties in connection therewith or herewith.

6.13 Compliance with ERISA; ERISA Notices.

(a) Comply in all material respects with all applicable requirements imposed by ERISA as presently in effect or hereafter promulgated or the Internal Revenue Code, including, but not limited to, the minimum funding requirements of any Pension Plan.

(b) Promptly notify Agent upon the occurrence of any of the following events:

(i) the termination, other than a standard termination, as defined in ERISA, of any Pension Plan subject to Subtitle C of Title IV of ERISA;

(ii) a Borrower’s or any Subsidiary’s receipt of notice of the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA;

(iii) a Borrower’s or any Subsidiary’s receipt of notice of the commencement by the Pension Benefit Guaranty Corporation, or any successor thereto, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA;

(iv) the failure of a Borrower or any Subsidiary to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code;

(v) the withdrawal of a Borrower or any Subsidiary from any Multiemployer Plan if such Borrower reasonably believes that such withdrawal would give rise to the imposition of withdrawal liability with respect thereto; or

(vi) the occurrence of (i) a “reportable event” as defined in ERISA and which is required to be reported by a Borrower or any Subsidiary under Section 4043 of ERISA other than any event for which the reporting requirement has been waived by the PBGC or (ii) a

“prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code other than a transaction for which a statutory exemption is available or an administrative exemption has been obtained.

6.14 Security. Take such actions as the Agent or the Majority Banks may from time to time reasonably request to establish and maintain first perfected security interests in and Liens on all of its Collateral, subject only to Permitted Liens and other liens permitted under Section 7.2 hereof.

6.15 Defense of Collateral. Defend the Collateral from any Liens other than Liens permitted by Section 7.2.

6.16 Future Subsidiaries; Additional Collateral.

(a) With respect to each Person which is or becomes a domestic Subsidiary of either Borrower (directly or indirectly) after the Effective Date, within thirty (30) days of the date when such Person becomes a Subsidiary, cause such Subsidiary to execute and deliver to the Agent, for and on behalf of each of the Banks (x) at the option of the Agent and the Majority Banks, a Guaranty, or in the event that a Guaranty already exists, joinder agreement in the form attached as Exhibit “A” to the Guaranty whereby such Subsidiary becomes obligated as a Guarantor under the Guaranty, or a joinder agreement to this Agreement whereby such Person becomes obligated as a Borrower under this Agreement and (y) a joinder agreement to the Security Agreement;

(b) With respect to each Person which is or becomes a foreign Subsidiary of Borrowers (directly or indirectly) after the Effective Date, within thirty (30) days of the date when the total assets of such foreign Subsidiary exceeds of Two Hundred Thousand Dollars ($200,000), cause such foreign Subsidiary to execute and deliver to the applicable Borrower all promissory notes evidencing all Intercompany Loans from such Borrower to such foreign Subsidiary, which such promissory notes shall be immediately assigned and delivered to Agent on behalf of the Banks;

(c) With respect to the capital stock of each Person which becomes a Subsidiary subsequent to the Effective Date, (i) in the case of any domestic Subsidiary, within thirty (30) days of the date such Person becomes a domestic Subsidiary, the applicable Borrower or the applicable Subsidiary shall execute, or cause to be executed, and deliver to the Agent a Security Agreement, or any amendment to the Security Agreement as applicable, encumbering all of the Capital Stock of such Subsidiary to secure the Indebtedness of Borrowers; and (ii) in the case of any foreign Subsidiary, within thirty (30) days of the date when the total assets of such foreign Subsidiary exceeds of Two Hundred Thousand Dollars ($200,000), the applicable Borrower or the applicable Subsidiary shall execute, or cause to be executed, and deliver to the Agent a Security Agreement, or any amendment to the Security Agreement as applicable, encumbering 65% of the Capital Stock of such Subsidiary, to secure the Indebtedness; and

(d) With respect to real property located in the United States owned by any Loan Party after the Effective Date, provided such Loan Party has at least Two Hundred Thousand Dollars ($200,000) of equity in such real property, not later than sixty (60) days after such property is acquired, the applicable Loan Party shall execute or cause to be executed (unless waived by the Majority Banks) a first priority Mortgage covering such property, together with such real estate documentation as required by Agent provided, however, if any real property acquired after the Effective Date is seller financed, Agent shall have a second – priority position with respect to such real property;

in each case in form satisfactory to the Agent and the Majority Banks, in their reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Agent, Borrowers shall take, or cause to be taken, such steps as are necessary or advisable under applicable law to perfect the liens granted under this Section 6.16.

6.17 Use of Proceeds. Use all Advances of the Revolving Credit as set forth in Section 2.15 hereof. Borrowers shall not use any portion of the proceeds of any such advances for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation.

6.18 Further Assurances. Execute and deliver or cause to be executed and delivered to Agent within a reasonable time following Agent’s request, and at Borrowers’ expense, such other documents or instruments as Agent may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents.

7.	NEGATIVE COVENANTS

Each Borrower covenants and agrees that, until termination of the Revolving Credit Commitment and thereafter until expiration of all Letters of Credit and final payment in full of the Indebtedness and the performance by each Borrower of all other obligations under this Agreement and the other Loan Documents, it will not, and will not permit any of their respective Subsidiaries or any Loan Party, to:

7.1 Limitation on Debt. Create, incur, assume or suffer to exist any Debt, except:

(a) Indebtedness under this Agreement and the other Loan Documents;

(b) Debt of a Borrower or any Subsidiary, excluding Debt otherwise permitted under this Section 7.1, incurred to finance the acquisition of fixed or capital assets (whether pursuant to a loan or a Capitalized Lease), provided that both at the time of and immediately after giving effect to the incurrence thereof and the retirement of any Indebtedness which is concurrently being retired, no Default or Event of Default shall have occurred and be continuing and provided further that the aggregate outstanding amount of Debt incurred pursuant to this Section 7.1(b) shall at no time exceed Five Hundred Thousand Dollars ($500,000), exclusive of Indebtedness of such type specifically identified on Schedule 7.1(j) hereto;

(c) Guarantee Obligations permitted under Section 7.3;

(d) current unsecured trade, utility or nonextraordinary accounts payable (including without limitation, operating leases and short term Debt owed to vendors) arising in the ordinary course of a Borrower’s or its Subsidiaries’ businesses;

(e) Debt in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with Section 7.3;

(f) Intercompany Loans;

(g) Debt secured by Permitted Liens;

(h) Debt of a Subsidiary existing at the time such subsidiary is acquired by a Borrower or any Subsidiary in an acquisition permitted under Section 7.4 hereof;

(i) Other liabilities which do not constitute Funded Debt and which are incurred and paid by a Borrower and its Subsidiaries in the ordinary course of their businesses;

(j) Debt listed on Schedule 7.1(j) hereof.

7.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Permitted Liens;

(b) Liens securing Debt permitted by Section 7.1(b), provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital asset, (ii) such Liens do not at any time encumber any property other than the property, equipment or improvements financed by such Debt, and (iii) the principal amount of Debt secured by any such Lien shall at no time exceed 100% of the original purchase price of such property, Inventory, equipment or improvements and related costs and charges imposed by the vendors thereof;

(c) Liens in favor of Agent, as security for the Indebtedness;

(d) Liens arising from precautionary UCC financing statements regarding operating leases;

(e) Liens granted to banks or other financial institutions in the ordinary course of business in connection with, and which solely encumber, deposit, disbursement or concentration accounts (other than in connection with borrowed money) maintained with such banks or financial institutions on funds and other items in such accounts;

(f) Liens of landlords or mortgagees of landlords on fixtures; and

(g) Liens existing on the Effective Date and described on Schedule 7.2(g) hereof.

7.3 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except: (a) those existing on the date hereof and listed on Schedule 7.3, (b) the Guaranty, and (c) Guarantee Obligations by any Loan Party in respect of Debt or other obligations incurred by a Borrower or any other Guarantor, as the case may be, in compliance with this Agreement.

7.4 Acquisitions. Purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests of any Person, firm or corporation, or any shares of stock (or other ownership interests) of any corporation, trusteeship or association, or any business or going concern, or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition, other than Permitted Acquisitions.

7.5 Limitation on Mergers, other Fundamental Changes or Sale of Assets. Enter into any merger or consolidation or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired or make (other than as expressly permitted by this Agreement) any material change in its capital structure or present method of conducting business, except:

(a) inventory leased or sold in the ordinary course of business;

(b) obsolete or worn out property or equipment, or property or equipment no longer useful in the conduct of a Borrower’s or any Subsidiary’s business;

(c) mergers or consolidations of a Subsidiary with or into any Borrower or any Guarantor (so long such as Borrower or such Guarantor shall be the continuing or surviving entity); provided that at the time of each such merger or consolidation, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(d) sales or transfers, including upon voluntary liquidation (other than sales or transfers of stock or other ownership interests) from any Subsidiary to any Borrower;

(e) provided that no Default or Event of Default has occurred and is continuing at the time of each such sale (both before and after giving effect to such Asset Sale), (i) Asset Sales in aggregate amount during any fiscal year not in excess of Ten Million Dollars ($10,000,000) and in which the sales price is at least the fair market value of the assets sold and the consideration received is cash or cash equivalents; and (ii) other Asset Sales approved by the Majority Banks.

(f) the sale or disposition of Permitted Investments and other cash equivalents in the ordinary course of business;

(g) dispositions of owned or leased vehicles in the ordinary course of business; and

(h) mergers between any Person into any Borrower or any Subsidiary, provided such Borrower or such Subsidiary is the surviving entity and provided further no Event of Default exists or would result therefrom.

7.6 Restricted Payments. Declare or make, or permit Subsidiary to declare or make, any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of any of its Capital Stock, as applicable, or purchase, redeem or otherwise acquire for value any Capital Stock, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding (collectively, “Purchases”), except for, so long as no Event of Default exists or will arise upon giving effect thereto:

(a) dividends payable by Subsidiaries of Borrowers to Borrowers or other Subsidiaries of Borrowers;

(b) redemptions of shares of MGI capital stock for an aggregate amount not to exceed the sum of the following:

(i) $15,000,000 at any time within 60 days of the date of this Agreement

(ii) $10,000,000 at any time thereafter, commencing fifteen (15) days after submission to Agent of the following:

(1) the financial statements required by Section 6.1(b) above for the period ending March 31, 2007, together with a Covenant Compliance Report for such period evidencing (a) Borrowers’ compliance with the financial covenants contained in Sections 6.9, 6.10 and 6.11 of this Agreement, and (b) Consolidated Net Income for such quarter of not less than ($2,500,000); and

(2) the financial statements required by Section 6.1(b) above prepared on a projected basis, assuming that the proposed redemption had been effected as of the first fiscal quarter ending on or after the date of such redemption accompanied by a Covenant Compliance Certificate evidencing Borrowers’ compliance with the financial covenant contained in Section 6.10 of this Agreement on a projected basis at such date, except that for this purpose the Consolidated Total Leverage Ratio shall be measured at not greater than 1.50:1.00 at that date; and

(iii) any amount during any Unrestricted Fiscal Quarter thereafter, commencing fifteen (15) days after submission to Agent of the following:

(1) the financial statements required by Section 6.1(b) above for the period ending June 30, 2007, together with a Covenant Compliance Report for such period evidencing (a) Borrowers’ compliance with the financial covenants contained in Sections 6.9, 6.10 and 6.11 of this Agreement; and

(2) the financial statements required by Section 6.1(b) above prepared on a projected basis, assuming that the proposed redemption had been effected as of the first fiscal quarter ending on or after the date of such redemption accompanied by a Covenant Compliance Certificate evidencing Borrowers’ compliance with the financial covenant contained in Section 6.10 of this Agreement on a projected basis at such date, except that for this purpose the Consolidated Total Leverage Ratio shall be measured at not greater than 1.50:1.00 at that date.

7.7 Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any Capital Expenditures except Capital Expenditures, the amount of which shall not exceed $60,000,000 for the fiscal year ending September 30, 2007, $60,000,000 for the fiscal year ending September 30, 2008 $50,000,000 for the fiscal year ending September 30, 2009, and $40,000,000 for the fiscal year ending September 30, 2010.

7.8 Limitation on Investments, Loans and Advances. Make or allow to remain outstanding any Investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person, firm, corporation or other entity or association, other than:

(a) Permitted Investments;

(b) Investments existing on the Effective Date and listed on Schedule 7.8(b) hereof;

(c) extensions of trade credit in the ordinary course of business;

(d) Investments in respect of Hedging Transactions;

(e) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(f) loans and advances to employees, officers and directors of any Loan Party in connection with equity incentive arrangements after the Effective Date, provided that the proceeds of such loans and advances are paid to Borrowers or any Guarantor, as applicable, in connection with such equity incentive arrangements; and provided further that both at the time of and immediately after giving effect to any such Investment, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the aggregate amount of such Investments shall not exceed Five Hundred Thousand Dollars ($500,000) at any one time outstanding;

(g) Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business in an aggregate amount for such deposits not to exceed Five Hundred Thousand Dollars ($500,000) at any one time outstanding;

(h) Investments in respect of Development Agreements, provided that both at the time of and immediately after giving effect to any such Investment, no Default or Event of Default shall have occurred and be continuing; and

(i) other Investments not described above provided that both at the time of and immediately after giving effect to any such Investment (i) no Default or Event of Default shall have occurred and be continuing and (ii) the aggregate amount of all such Investments shall not exceed One Hundred Thousand Dollars ($100,000) at any one time outstanding.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 7.8 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

7.9 Transactions with Affiliates. Except as set forth in Schedule 7.9, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliates (other than Loan Parties) of any Borrower or any Subsidiary except (a) transactions as between Subsidiaries or otherwise permitted under this Agreement; and (b) transactions in the ordinary course of such Borrower’s or such Subsidiaries’ business and upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than it would obtain in a comparable arms length transaction from unrelated third parties.

7.10 Sale and Leaseback. Enter into any arrangement with any Person providing for the leasing by any Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by such Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Borrower or such Subsidiary, as the case may be.

7.11 Limitation on Negative Pledge Clauses. Enter into, or allow to exist, any agreement, document or instrument which would (i) restrict or prevent Borrowers or any of their Subsidiaries from granting Agent, on behalf of Banks, Liens upon, security interests in and pledges of their respective assets which are senior in priority to all other Liens, or (ii) enter into any agreement, contract or arrangement (excluding this Agreement and the other Loan Documents) restricting the ability of any Subsidiary of Borrowers to pay or make dividends or distributions in cash or kind to such Borrower or any other Loan Party, to make loans, advances or other payments of whatever nature to a Borrower or any of a Borrower’s Subsidiaries, or to make transfers or distributions of all or any part of its assets to such Borrower or any of its Subsidiaries.

7.12 Prepayment of Debts. Prepay, purchase, redeem or defease any Debt for money borrowed or any capital leases, provided, however that Borrowers may make, subject to the terms hereof, prepayments of the Indebtedness.

7.13 Modification of Certain Agreements. Make, permit or consent to any amendment or other modification to the constitutional documents of any of the Loan Parties, except to the extent that any such amendment or modification (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (ii) does not materially adversely affect the interest of the Banks as creditors under this Agreement, the other Loan Documents or any other document or instrument delivered in connection therewith in any respect and (iii) could not reasonably be expected to have a Material Adverse Effect.

7.14 Fiscal Year. Permit the fiscal year of Borrowers and the Subsidiaries to end on a day other than September 30.

8.	DEFAULTS

8.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a) non-payment when due of (i) the principal or interest on the Indebtedness under the Revolving Credit (including the Swing Line), (ii) any Reimbursement Obligation, or (iii) any Fees or interest payments and continuance thereof for five (5) Business Days.

(b) non-payment of any money by Borrowers under this Agreement or by any Loan Party under any of the other Loan Documents to which it is a party, other than as set forth in subsection (a) above, within five (5) Business Days after notice from Agent that the same is due and payable;

(c) default in the observance or performance of any of the conditions, covenants or agreements of Borrowers set forth in Sections 6.1, 6.2, 6.4(a), 6.5, 6.6, 6.7, 6.9 through 6.11, and 6.17, 6.18 or Article 7;

(d) default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement or any of the other Loan Documents by any Loan Party and continuance thereof for a period of thirty (30) consecutive days after the earlier of Borrowers’ actual knowledge thereof or Bank’s written notice to Borrower thereof;

(e) any representation or warranty made by any Loan Party herein or in any instrument submitted pursuant hereto proves untrue or misleading in any material adverse respect when made;

(f) (i) default in the payment of any indebtedness for borrowed money (other than Indebtedness hereunder) of any Loan Party in excess of One Million Dollars ($1,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate when due and continuance thereof beyond any applicable period of cure and or (ii) failure to comply with the terms of any other obligation of the any Loan Party with respect to any indebtedness for borrowed money (other than Indebtedness hereunder) in excess of One Million Dollars ($1,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate, which continues beyond any applicable period of cure and which would permit the holder or holders thereto to accelerate such other indebtedness for borrowed money or terminate any commitment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time on the right of the holder of Debt to convert such indebtedness for borrowed money into Capital Stock), (x) any Loan Party is or has become obligated to purchase or repay such Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least One Million Dollars ($1,000,000) or (y) one or more Persons have the right to require any Loan Party so to purchase or repay such Debt;

(g) the rendering of any judgment(s) for the payment of money in excess of the sum of One Million Dollars ($1,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate against any Loan Party, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period in excess of the period during which such Loan Party is entitled to appeal such judgment (pursuant to the laws and court rules applicable in the jurisdiction in which such judgment is recorded), except as covered by adequate insurance with a reputable carrier as to which the relevant insurance company has acknowledged coverage;

(h) the occurrence of (i) a “reportable event”, as defined in ERISA, which is determined to constitute grounds for a distress termination by the PBGC of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of any Loan Party for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of Agent’s or any Bank’s other rights or remedies hereunder), or (ii) the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such Pension Plan or (iii) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan;

(i) any Loan Party shall be dissolved (other than a technical dissolution of a Subsidiary which is cured within forty five (45) days of notice thereof) or liquidated (or any judgment, order or decree therefor shall be entered); or if a creditors’ committee shall have been appointed for the business any Loan Party; or if any Loan Party shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by any Loan Party, it shall not have been dismissed within forty five (45) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of any Loan Party) and shall not have been removed within forty five (45) days; or if an order shall be entered approving any petition for reorganization of any Loan Party and shall not have been reversed or dismissed within forty five (45) days; any Loan Party shall take any action (corporate or other) authorizing or in furtherance any of the actions described above in this subsection;

(j) any Collateral Document or the Guaranty shall at any time for any reason cease to be valid, binding and enforceable against any Loan Party (other than in accordance with the terms thereof), as applicable, or the validity, binding effect or enforceability thereof shall be contested by any Loan Party, or any Loan Party shall deny that it has any or further liability or obligation under any Collateral Document or the Guaranty, or any such Loan Document shall be terminated (other than in accordance with the terms thereof), invalidated, revoked or set aside or in any way cease to give or provide to the Banks and the Agent the benefits purported to be created thereby; or

(k) If Borrowers or a controlling portion of their voting stock or a substantial portion of their assets comes under the practical, beneficial or effective control of one or more Persons other than MGI.

8.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (a) the Agent may, and shall, upon being directed to do so by the Majority Banks, declare the Revolving Commitments terminated; (b) the Agent may, and shall, upon being directed to do so by the Majority Banks, declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by Borrower; (c) upon the occurrence of any Event of Default specified in Section 8.1(i) and notwithstanding the lack of any declaration by Agent under preceding clauses (a) or (b), the entire unpaid principal Indebtedness shall become automatically and immediately due and payable, and the Revolving Commitments shall be automatically and immediately terminated; (d) the Agent shall, upon being directed to do so by the Majority Banks, demand immediate delivery of cash collateral, and Borrowers agree to deliver such cash collateral upon demand, in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit; and (e) the Agent may, and shall, if directed to do so by the Majority Banks or the Banks, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.

8.3 Rights Cumulative. No delay or failure of Agent and/or Banks in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Agent and Banks under this Agreement are cumulative and not exclusive of any right or remedies which Banks would otherwise have.

8.4 Waiver by Borrowers of Certain Laws. To the extent permitted by applicable law, Borrowers hereby agree to waive, and do hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

8.5 Waiver of Defaults. No Event of Default shall be waived by the Banks except in a writing signed by an officer of the Agent in accordance with Section 12.10 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by Agent or the Banks. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Agent or the Banks in enforcing any of their rights shall constitute a waiver of any of their rights. Borrowers expressly agree that this Section may not be waived or modified by the Banks or Agent by course of performance, estoppel or otherwise.

8.6 Set Off. Upon the occurrence and during the continuance of any Event of Default, each Bank may at any time and from time to time, without notice to Borrowers but subject to the provisions of Section 9.3 hereof (any requirement for such notice being expressly waived by Borrower), setoff and apply against any and all of the obligations of Borrowers or any of them now or hereafter existing under this Agreement, whether owing to such Bank, any Affiliate of such Bank or any other Bank or the Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of Borrowers and any property of Borrowers from time to time in possession of such Bank, irrespective of whether or not such deposits held or indebtedness owing by such Bank may be contingent and unmatured and regardless of whether any Collateral then held by Agent or any Bank is adequate to cover the Indebtedness. Promptly following any such setoff, such Bank shall give written notice to Agent and Borrowers of the occurrence thereof. Borrowers hereby grant to the Banks and the Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of Borrowers under this Agreement. The rights of each Bank under this Section 8.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have.

9.	PAYMENTS, RECOVERIES AND COLLECTIONS

9.1 Payment Procedure.

(a) Except as otherwise provided herein, all payments by Borrowers in respect of principal of, or interest on, any Advance in Dollars under the Revolving Credit or in respect of any Letter of Credit Obligations under the Revolving Credit or Fees hereunder which are payable in Dollars shall be made without setoff or counterclaim on the date specified for payment under this Agreement not later than 1:00 p.m. (Eastern Standard time) in Dollars in immediately available funds to Agent, for the ratable account of the Banks in the case of payments in respect of the Revolving Credit at Agent’s office located at One Detroit Center, Detroit, Michigan 48226-3289. Upon receipt of each such payment, the Agent shall make prompt payment to each applicable Bank, or, in respect of Eurocurrency-based Advances, such Bank’s Eurocurrency Lending Office, in like funds and currencies, of all amounts received by it for the account of such Bank. Borrowers authorize Agent to charge their general operating accounts maintained at Agent for the amount of any principal, interest or other amounts due under this Agreement, the Notes or any other Loan Document.

(b) Unless the Agent shall have been notified by Borrowers prior to the date on which any payment to be made by Borrowers is due that Borrowers do not intend to remit such payment, the Agent may, in its sole discretion and without obligation to do so, assume that Borrowers have remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Bank on such payment date an amount equal to such Bank’s share of such assumed payment. If Borrowers have not in fact remitted such payment to the Agent each Bank shall forthwith on demand repay to the Agent the amount of such assumed payment made available or transferred to such Bank, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Bank to the date such amount is repaid to the Agent at a rate per annum equal to (i) for Prime-based Advances, the Federal Funds Effective Rate (daily average), as the same may vary from time to time, and (ii) with respect to Eurocurrency-based Advances, Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent) of carrying such amount.

(c) Subject to the definition of Interest Period, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

(d) All payments to be made by Borrowers under this Agreement or any of the Notes (including without limitation payments under the Swing Line) shall be made without setoff or counterclaim, as aforesaid, and, subject to full compliance by each Bank (and each assignee and participant pursuant to Section 12.8) with Section 12.12, without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any governmental authority or of any political subdivision thereof or any federation or organization of which such governmental authority may at the time of payment be a member (other than any net income, net profits or franchise taxes imposed on the Agent or any Bank as a result of a present or former connection between the Agent or such Bank and the governmental authority, political subdivision, federation or organization imposing such taxes), unless Borrowers are compelled by law to make payment subject to such tax. In such event, Borrowers shall:

(e) pay to the Agent for Agent’s own account and/or, as the case may be, for the account of the Banks (and, in the case of Advances of the Swing Line, pay to the Swing Line Bank which funded such Advances) such additional amounts as may be necessary to ensure that the Agent and/or such Bank or Banks receive a net amount equal to the full amount which would have been receivable had payment not been made subject to such tax; and

(f) remit such tax to the relevant taxing authorities according to applicable law, and send to the Agent or the applicable Bank (including the Swing Line Bank) or Banks, as the case may be, such certificates or certified copy receipts as the Agent or such Bank or Banks shall reasonably require as proof of the payment by Borrowers, of any such taxes payable by Borrowers.

As used herein, the terms “tax”, “taxes” and “taxation” include all taxes, levies, imposts, duties, charges, fees, deductions and withholdings and any restrictions or conditions resulting in a charge together with interest (and any taxes payable upon the amounts paid or payable pursuant to this Section 9.1) thereon, or the payment or delivery of funds into or out of any jurisdiction other than the United States (whether assessed against Borrowers, Agent or any of the Banks). Borrowers shall be reimbursed by the applicable Bank for any payment made by Borrowers under this Section 9.1 if the applicable Bank is not in compliance with its obligations under Section 12.12.

9.2 Application of Proceeds of Collateral. Notwithstanding anything to the contrary in this Agreement, after an Event of Default, the proceeds of any Collateral, together with any offsets, voluntary payments by Borrower, any Subsidiary or others and any other sums received or collected in respect of the Indebtedness, shall be applied, first, to the Indebtedness under the Revolving Credit (including the Swing Line), and any Reimbursement Obligations on a pro rata basis (or in such order and manner as determined by the Majority Banks; subject, however, to the applicable Percentages of the loans held by each of the Banks), next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to Borrowers and their Subsidiaries, as the case may be.

9.3 Pro-rata Recovery. If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of, or interest on, any of the Indebtedness in excess of its pro rata share of payments then or thereafter obtained by all Banks upon principal of and interest on all Indebtedness, such Bank shall purchase from the other Banks such participations in the Revolving Credit and/or Reimbursement Obligation held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with the Percentage with each of them in accordance with the applicable Percentages of the Banks; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

9.4 Margin Adjustment. Adjustments to the Applicable Margins and the Applicable Fee Percentages, based on Schedule 1.1, shall be implemented on a quarterly basis as follows:

(a) Such adjustments shall be given prospective effect only, effective as to all Advances outstanding hereunder and the Applicable Fee Percentage, upon the date of delivery of the financial statements under Sections 6.1(a) and 6.1(b) hereunder and the Covenant Compliance Report under Section 6.2(a) hereof, in each case establishing applicability of the appropriate adjustment, in each case with no retroactivity or claw-back. In the event Borrowers fail to timely deliver such financial statements or the Covenant Compliance Report and such failure continues for three (3) Business Days, then (but without affecting the Event of Default resulting therefrom) from the date delivery of such financial statements and report was required until such financial statements and report are delivered, the margins and fee percentages shall be at the next higher level on the Pricing Matrix attached to this Agreement as Schedule 1.1.

(b) From the Effective Date until the required date of delivery (or, if earlier, delivery) under Section 6.1(b) of MGI’s consolidated financial statements for the fiscal quarter ending June 30, 2007, the margins and fee percentages shall be those set forth under the Level III column of the Pricing Matrix attached to this Agreement as Schedule 1.1, as determined on the basis of the financial statements delivered pursuant to Section 6.1 hereof. Thereafter, all margins and fee percentages shall be based upon MGI’s quarterly consolidated financial statements and quarterly Covenant Compliance Reports (for the Applicable Measuring Period ending on the last day of the applicable fiscal quarter), subject to recalculation as provided in Section 9.4(a) above.

10.	CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS

10.1 Reimbursement of Prepayment Costs. If Borrowers make any payment of principal with respect to any Eurocurrency-based Advance or Quoted Rate Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if Borrowers convert or refund (or attempt to convert or refund) any such Advance on any day other than the last day of the Interest Period applicable thereto; or if Borrowers fail to borrow, refund or convert into any Eurocurrency-based Advance or Quoted Rate Advance after notice has been given by Borrowers to Agent in accordance with the terms hereof requesting such Advance, or if Borrowers fail to make any payment of principal or interest in respect of a Eurocurrency-based Advance or Quoted Rate Advance when due, Borrowers shall reimburse Agent for itself and/or on behalf of any Bank, as the case may be, within ten (10) Business Days of written demand therefor for any resulting loss, cost or expense incurred (excluding the loss of any Applicable Margin) by Agent and Banks, as the case may be, as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Agent and Banks, as the case may be, shall have funded or committed to fund such Advance. Such amount payable by Borrowers to Agent for itself and/or on behalf of any Bank, as the case may be, shall be an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Agent and Banks, as the case may be) which would have accrued to Agent and Banks, as the case may be, on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. Calculation of any amounts payable to any Bank under this paragraph shall be made as though such Bank shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that any Bank may fund any Eurocurrency-based Advance or Quoted Rate Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrowers, Agent and Banks shall deliver to Borrowers a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

10.2 Eurocurrency Lending Office. For any Advance to which the Eurocurrency-based Rate is applicable, if Agent or a Bank, as applicable, shall designate a Eurocurrency Lending Office which maintains books separate from those of the rest of Agent or such Bank, Agent or such Bank, as the case may be, shall have the option of maintaining and carrying the relevant Advance on the books of such Eurocurrency Lending Office.

10.3 Circumstances Affecting Eurocurrency-based Rate Availability. If with respect to any Interest Period, Agent or the Majority Banks (after consultation with Agent) shall determine in good faith that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being offered to the Agent or such Banks for such Interest Period, then Agent shall forthwith give notice thereof to

Borrowers. Thereafter, until Agent notifies Borrowers that such circumstances no longer exist, (i) the obligation of Banks to make Eurocurrency-based Advances, and the right of Borrowers to convert an Advance into or to refund an Advance as a Eurocurrency-based Advance, as the case may be, shall be suspended, and (ii) effective upon the last day of each Interest Period related to any existing Eurocurrency-based Advance, such Eurocurrency-based Advance shall automatically be converted into a Prime-based Advance (without regard to satisfaction of any conditions to conversion contained elsewhere herein).

10.4 Laws Affecting Eurocurrency-based Advance Availability. If, after the date of this Agreement, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any of the Banks (or any of their respective Eurocurrency Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of the Banks (or any of their respective Eurocurrency Lending Offices) to honor its obligations hereunder to make or maintain any Advance with interest at the Eurocurrency-based Rate, such Bank shall forthwith give notice thereof to Borrowers and to Agent. Thereafter, (a) the obligations of the applicable Banks to make Eurocurrency-based Advances and the right of Borrowers to convert an Advance into or to refund an Advance as a Eurocurrency-based Advance shall be suspended and thereafter Borrowers may select as Applicable Interest Rates only those which remain available and which are permitted to be selected hereunder, and (b) if any of the Banks may not lawfully continue to maintain an Advance to the end of the then current Interest Period applicable thereto as a Eurocurrency-based Advance, the applicable Advance shall immediately be converted to a Prime-based Advance and the Prime-based Rate shall be applicable thereto for the remainder of such Interest Period. For purposes of this Section, a change in law, rule, regulation, interpretation or administration shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation or administration presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation or administration.

10.5 Increased Cost of Eurocurrency-based Advances. If the adoption after the date of this Agreement of, or any change after the date of this Agreement in, any applicable law, rule or regulation of or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any of the Banks (or any of their respective Eurocurrency Lending Offices) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

(a) shall subject any of the Banks (or any of their respective Eurocurrency Lending Offices) to any tax, duty or other charge with respect to any Advance or shall change the basis of taxation of payments to any of the Banks (or any of their respective Eurocurrency Lending Offices) of the principal of or interest on any Advance or any other amounts due under this Agreement in respect thereof, except for changes in the rate of tax on the overall net income of any of the Banks or any of their respective Eurocurrency Lending Offices; or

(b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of the Banks (or any of their respective Eurocurrency Lending Offices) or shall impose on any of the Banks (or any of their respective Eurocurrency Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Advance;

and the result of any of the foregoing is to increase the costs to any of the Banks of maintaining any part of the Indebtedness hereunder as a Eurocurrency-based Advance or to reduce the amount of any sum received or receivable by any of the Banks under this Agreement in respect of a Eurocurrency-based Advance, with respect to Advances to Borrowers, then such Bank shall promptly notify Agent, and Agent (or such Bank, as aforesaid) shall promptly notify Borrowers of such fact and demand compensation therefor and, within fifteen (15) days after such notice, Borrowers agree to pay to such Bank such additional amount or amounts as will compensate such Bank or Banks for such increased cost or reduction. Agent will promptly notify Borrowers of any event of which it has knowledge which will entitle Banks to compensation pursuant to this Section, or which will cause Borrowers to incur additional liability under Section 10.1 hereof, provided that Agent shall incur no liability whatsoever to the Banks or Borrowers in the event it fails to do so. A certificate of Agent (or such Bank, if applicable) setting forth the basis for determining such additional amount or amounts necessary to compensate such Bank or Banks shall accompany such demand and shall be conclusively presumed to be correct save for manifest error. Failure or delay on the part of any Bank to demand compensation pursuant to this Section 10.5 or Section 10.6 shall not constitute a waiver of such bank’s right to demand such compensation; provided, however, that Borrowers shall not be required to compensate any such Bank pursuant to such sections for any amounts payable thereunder incurred more than 90 days prior to the date that such Bank notifies the Borrowers or the Agent of the event giving rise to the request for payment and of such Bank’s intention to claim compensation therefore.

10.6 Capital Adequacy and Other Increased Costs. In the event that after the Effective Date the adoption of or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank or Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank or Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk based capital guidelines, affects or would affect the amount of capital required to be maintained by such Bank or Agent (or any corporation controlling such Bank or Agent) and such Bank or Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Bank’s or Agent’s obligations or Advances hereunder and such increase has the effect of reducing the rate of return on such Bank’s or Agent’s (or such controlling corporation’s) capital as a consequence of such obligations or Advances hereunder to a level below that which such Bank or Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank or Agent to be material (collectively, “Increased Costs”), then Agent or such Bank shall notify Borrowers, and thereafter Borrowers shall pay to such Bank or Agent, as the case may be, within ten (10) days of written demand therefor from such Bank or Agent, additional amounts sufficient to compensate such Bank or Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Bank or Agent reasonably determines to be allocable to the existence of such Bank’s or Agent’s obligations or Advances hereunder.

10.7 Right of Banks to Fund through Branches and Affiliates. Each Bank (including without limitation the Swing Line Bank) may, if it so elects, fulfill its commitment as to any Advance hereunder by designating a branch or Affiliate of such Bank to make such Advance; provided that (a) such Bank shall remain solely responsible for the performances of its obligations hereunder and (b) no such designation shall result in any increased costs to Borrowers.

11.	AGENT

11.1 Appointment of Agent. Each Bank and the holder of each Note (if issued) irrevocably appoints and authorizes the Agent to act on behalf of such Bank or holder under this Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Loan Party. Each Bank agrees (which agreement shall survive any termination of this Agreement) to reimburse Agent for all reasonable out-of-pocket expenses (including outside attorneys’ fees and disbursements) incurred by Agent hereunder or in connection herewith or with an Event of Default or in enforcing the obligations of the Loan Party under this Agreement or the other Loan Documents or any other instrument executed pursuant hereto, and for which Agent is not reimbursed by the Loan Parties, pro rata according to such Bank’s interests hereunder. Any such amounts so paid by the Banks shall constitute additional Indebtedness hereunder. Agent shall not be required to take any action under the Loan Documents, or to prosecute or defend any suit in respect of the Loan Documents, unless indemnified to its satisfaction by the Banks against loss, costs, liability and expense (excluding liability resulting from its gross negligence or willful misconduct). If any indemnity furnished to Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.

11.2 Deposit Account with Agent. Each Borrower authorizes Agent, in Agent’s sole discretion, to charge its general deposit account(s), if any, maintained with Agent for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.

11.3 Scope of Agent’s Duties. The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Bank (and no implied covenants or other obligations shall be read into this Agreement against the Agent). None of Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Bank for any action taken or omitted to be taken by it or by them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith, with the consent or at the request of the Majority Banks (or all of the Banks for those acts requiring consent of all of the Banks) (except for its or their own willful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by Borrowers, or any of their Subsidiaries or any Affiliate of any Borrower, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by the Loan Parties of their respective obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation in connection with the making of any Advance or the issuance of any Letter of Credit. Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. Agent may treat the payee of any Note as the holder thereof. Agent may employ agents and may consult with legal counsel (who may be counsel for Borrowers), independent public accountants and other experts selected by it and shall not be liable to the Banks (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

11.4 Successor Agent. Agent may resign as such at any time upon at least thirty (30) days prior notice to Borrowers and all Banks. If Agent at any time shall resign or if the office of Agent shall become vacant for any other reason, Majority Banks shall, by written instrument, appoint successor agent(s) satisfactory to such Majority Banks, and, so long as no Default or Event of Default has occurred and is continuing, to Borrowers. Such successor agent shall thereupon become the Agent hereunder, as applicable, and shall be entitled to receive from the prior Agent such documents of transfer and assignment as such successor Agent may reasonably request. Any such successor Agent shall be a commercial bank organized under the laws of the United States or any state thereof and shall have a combined capital and surplus of at least $500,000,000. If a successor is not so appointed or does not accept such appointment before the resigning Agent’s resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Majority Banks and, if applicable, Borrowers, is made and accepted. If no such temporary successor is appointed as provided above by the resigning Agent, the Majority Banks shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority Banks and, if applicable, Borrowers is made and accepted. Such successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed. Upon such succession of any such successor Agent, the resigning Agent shall be discharged from its duties and obligations, in its capacity as Agent, hereunder, except for its gross negligence or willful misconduct arising prior to its resignation, and the provisions of this Article 11 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

11.5 Credit Decisions. Each Bank acknowledges that it has, independently of Agent and each other Bank and based on the financial statements of Borrowers and such other documents,

information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Bank also acknowledges that it will, independently of Agent and each other Bank and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any document executed pursuant hereto.

11.6 Authority of Agent to Enforce This Agreement. Each Bank, subject to the terms and conditions of this Agreement, authorizes the Agent with full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Indebtedness outstanding under this Agreement or any other Loan Document and to file such proofs of debt or other documents as may be necessary to have the claims of the Banks allowed in any proceeding relative to any Loan Party or any of the Subsidiaries, or their respective creditors or affecting their respective properties, and to take such other actions which Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.

11.7 Indemnification of Agent. The Banks agree to indemnify the Agent and its Affiliates (to the extent not reimbursed by Borrowers, but without limiting any obligation of each Borrower to make such reimbursement), ratably according to their respective Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) that may be imposed on, incurred by, or asserted against the Agent and its Affiliates in any way relating to or arising out of this Agreement, or any of the other Loan Documents, or the transactions contemplated hereby, or any action taken or omitted by the Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no Bank shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent’s or its Affiliate’s gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Agent and its Affiliates are not reimbursed for such expenses by Borrowers but without limiting the obligation of Borrowers to make such reimbursement. Each Bank agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to the Agent and its Affiliates by the Banks pursuant to this Section, provided that, if the Agent or its Affiliates is subsequently reimbursed by Borrowers for such amounts, it shall refund to the Banks on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to the Agent and its Affiliates under this Section shall, in the judgment of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity from the Banks and cease, or not commence, to take any action until such additional indemnity is furnished. Any amounts paid by the Banks hereunder to the Agent or its Affiliates shall be deemed to constitute part of the Indebtedness hereunder.

11.8 Knowledge of Default. It is expressly understood and agreed that the Agent shall be entitled to assume that no Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have been notified in a writing specifying such Event of Default and stating that such notice is a “notice of default” by a Bank or by a Borrower. Upon receiving such a notice, the Agent shall promptly notify each Bank of such Event of Default and provide each Bank with a copy of such notice and, shall endeavor to provide such notice to the Banks within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). Agent shall also furnish the Banks, promptly upon receipt, with copies of all other notices or other information required to be provided by Borrowers hereunder.

11.9 Agent’s Authorization; Action by Banks. Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Banks to give any approval or consent, or to make any request, or to take any other action on behalf of the Banks (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Banks or the Banks, as applicable hereunder. Action that may be taken by Majority Banks or all of the Banks, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote at a meeting (which may be held by telephone conference call) as to which all of the Banks have been given reasonable advance notice, or (ii) pursuant to the written consent of the requisite percentages of the Banks as required hereunder, provided that all of the Banks are given reasonable advance notice of the requests for such consent.

11.10 Enforcement Actions by the Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Banks or all of the Banks, as the case may be (as provided for hereunder), shall direct; provided, however, that the Agent shall not be required to act or omit to act if, in the judgment of the Agent, such action or omission may expose the Agent to personal liability or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Bank (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under any of the Loan Documents.

11.11 Collateral Matters.

(a) The Agent is authorized on behalf of all the Banks, without the necessity of any notice to or further consent from the Banks, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b) The Banks irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (ii)

constituting property sold or to be sold or disposed of as part of or in connection with any disposition expressly permitted hereunder; (iii) constituting property in which a Loan Party owned no interest at the time the Lien was granted or at any time thereafter; or (iv) if approved, authorized or ratified in writing by the Majority Banks, or all the Banks, as the case may be, as provided in Section 11.10. Upon request by the Agent at any time, the Banks will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.11(b).

11.12 Agent in its Individual Capacities. Agent and its Affiliates and its successors and assigns, shall have the same rights and powers hereunder as any other Bank and may exercise or refrain from exercising the same as though such Bank were not the Agent. Agent and its Affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with Borrowers and their Subsidiaries as if such Bank were not acting as Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Banks.

11.13 Agent’s Fees. Until the Indebtedness has been repaid and discharged in full and no commitment to fund any loan hereunder is outstanding, Borrowers shall pay to the Agent, as applicable, any agency fee(s) set forth (or to be set forth from time to time) in the Agency Fee Letter on the terms set forth therein. The Agent’s Fees described in this Section 11.13 shall not be refundable under any circumstances.

12.	MISCELLANEOUS

12.1 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP. Furthermore, all financial statements required to be delivered hereunder, subject to year-end audit adjustments thereto and the omission of footnote disclosure in the case of unaudited statements, shall be prepared in accordance with GAAP.

12.2 Consent to Jurisdiction. Borrowers, Agent and Banks hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court or state court sitting in Detroit, Michigan in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents, and Borrowers, Agent and Banks hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or Michigan state court. Borrowers irrevocably consent to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to Borrowers at their addresses specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by Borrowers in a notice to the other parties that complies as to delivery with the terms of Section 12.6. Nothing in this Section shall affect the right of the Banks and the Agent to serve process in any other manner permitted by law or limit the right of the Banks or the Agent (or any of them) to bring any such action or proceeding against Borrowers or any of their Subsidiaries or any of their property in the courts with subject matter jurisdiction of any other jurisdiction. Borrowers irrevocably waive any objection to the laying of venue of any such suit or proceeding in the above described courts.

12.3 Law of Michigan. This Agreement and the Notes shall be governed by and construed and enforced in accordance with the laws of the State of Michigan (without regard to its conflict of laws provisions). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.4 Interest. In the event the obligation of Borrowers to pay interest on the principal balance of the Notes is or becomes in excess of the maximum interest rate that a Borrower is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable with respect to such Bank’s applicable Percentages shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

12.5 Closing Costs and Other Costs; Indemnification.

(a) Borrowers agree to pay, or reimburse the Agent for payment of, within five (5) Business Days of demand therefor (except for closing costs which shall be payable on the Effective Date) (i) all reasonable closing costs and expenses, including, by way of description and not limitation, attorney fees and advances, appraisal and accounting fees, and lien search fees incurred by Agent in connection with the commitment, consummation and closing of the loans contemplated hereby or in connection with the administration of this Agreement or any amendment, refinancing or restructuring of the credit arrangements provided under this Agreement, (ii) all stamp and other taxes (excluding income, franchise and other similar taxes) and fees payable or determined to be payable in connection with the execution, delivery, filing, recording or amendment of this Agreement and the Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (iii) all reasonable costs and expenses of the Agent or any of the Banks (including reasonable fees and expenses of counsel) in connection with any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Agent or any of the Banks from paying any amount under, or otherwise relating in any way to, any Letter of Credit and any and all reasonable costs and expenses which any of them may incur relative to any payment under any Letter of Credit. At Agent’s option, all of said amounts required to be paid by Borrowers, if not paid when due, may be charged by Agent as a Prime-based Advance against the Indebtedness.

(b) Borrowers agree to indemnify and hold Agent and each of the Banks harmless from all loss, cost, damage, liability or expenses, including reasonable attorneys’ fees and disbursements (but without duplication of fees and expenses for the same services), incurred by Agent and the Banks by reason of an Event of Default, or enforcing the obligations of any Loan Party under this Agreement or any of the other Loan Documents or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this

Agreement or any of the Loan Documents, excluding, however, any loss, cost, damage, liability or expenses arising solely as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 12.5(b).

(c) Borrowers agree to defend, indemnify and hold harmless Agent and each of the Banks, and their respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature (including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by Agent or any Bank in connection with the violation of Hazardous Material Laws, court costs and litigation expenses, excluding however, those arising solely as a result of the gross negligence or willful misconduct of the Agent or of the Person seeking indemnification, as the case may be) arising out of or related to (i) the presence, use, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by any Loan Party in violation of or non-compliance with applicable Hazardous Material Laws, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, (iv) the cost of remediation or monitoring of all Hazardous Materials in violation of or non-compliance with applicable Hazardous Material Laws from all or any portion of any premises owned by any Loan Party, (v) complying or coming into compliance with all Hazardous Material Laws and/or (vi) any violation of Hazardous Material Laws. The obligations of Borrowers under this Section 12.5(c) shall be in addition to any and all other obligations and liabilities Borrowers may have to Agent or any of the Banks at common law or pursuant to any other agreement.

12.6 Notices. Except as expressly provided otherwise in this Agreement, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier, by telex or by facsimile and addressed or delivered to it at its address set forth on Schedule 12.6 or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 12.6. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by telex or facsimile, shall be deemed given when received (answer back confirmed in the case of telexes and receipt confirmed in the case of telecopies). Agent may, but shall not be required to, except as specifically provided herein, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by telex or facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control. Any notice given by the Agent or any Bank to Borrowers shall be deemed to be a notice to all of the Loan Parties.

12.7 Further Action. Borrowers, from time to time, upon written request of Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.

12.8 Successors and Assigns; Participations; Assignments.

(a) This Agreement shall be binding upon and shall inure to the benefit of Borrowers and the Banks and their respective successors and assigns.

(b) The foregoing shall not authorize any assignment by Borrowers of their rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or effective) without the prior written approval of the Banks.

(c) Borrowers and Agent acknowledge that each of the Banks may at any time and from time to time, subject to the terms and conditions hereof, assign or grant participations in such Bank’s rights and obligations hereunder (on a pro rata basis only) and under the other Loan Documents to any commercial bank, savings and loan association, insurance company, pension fund, mutual fund, commercial finance company or other similar institution, the identity of such institution is approved by Borrowers and Agent, which such approval shall not to be unreasonably withheld or delayed; provided, however, that (i) the approval of Borrowers shall not be required upon the occurrence and during the continuance of an Event of Default, (ii) the approval of Borrowers shall not be required for any such sale, transfer, assignment or participation to the Affiliate of an assigning Bank, or any other Bank and (iii) no assignment shall be made or participation granted to an entity which is a competitor of Borrowers or their Subsidiaries without the consent of Borrowers, which consent may be withheld in the sole discretion of Borrowers. Borrowers authorize each Bank to disclose to any prospective assignee or participant, once approved by Borrowers (if such approval is required) and Agent, any and all financial information in such Bank’s possession concerning Borrowers that has been delivered to such Bank pursuant to this Agreement; provided that each such prospective participant shall execute a confidentiality agreement consistent with the terms of Section 12.12 hereof.

(d) Each assignment by a Bank of all or any portion of its rights and obligations hereunder and under the other Loan Documents, which assignments shall be on a pro rata basis, shall be made pursuant to an Assignment Agreement (with appropriate insertions acceptable to Agent) and shall be subject to the terms and conditions hereof, and to the following restrictions:

(i) each assignment shall be in a minimum amount of the lesser of (x) Five Million Dollars ($5,000,000) or such lesser amount as the Agent shall agree and (y) the entire remaining amount of assigning Bank’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit); provided, however that, after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Bank’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) be less than $5,000,000; and

(ii) no assignment shall be effective unless Agent has received from the assignee (or from the assigning Bank) an assignment fee of $3,500 for each such assignment and such assignment is accompanied by the relevant tax forms required under Section 12.12 hereof.

In connection with any assignment, Borrowers and Agent shall be entitled to continue to deal solely and directly with the assigning Bank in connection with the interest so assigned until (x) the Agent shall have received a notice of assignment duly executed by the assigning Bank and an Assignment Agreement (with respect thereto) duly executed by the assigning Bank and each assignee; and (y) the assigning Bank shall have delivered to the Agent the original of each Note held by the assigning Bank under this Agreement. From and after the date on which the Agent shall notify Borrowers and the assigning Bank that the foregoing conditions shall have been satisfied and all consents required (if any) shall have been given, the assignee thereunder shall be deemed to be a party to this Agreement. To the extent that rights and obligations hereunder shall have been assigned to such assignee as provided in such notice of assignment (and Assignment Agreement), such assignee shall have the rights and obligations of a Bank under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment). In addition, the assigning Bank, to the extent that rights and obligations hereunder shall have been assigned by it as provided in such notice of assignment (and Assignment Agreement), but not otherwise, shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.

Assuming Borrowers have consented to such assignment (if its consent is required), within five (5) Business Days following Borrowers’ receipt of notice from the Agent that Agent has accepted and executed a notice of assignment and the duly executed Assignment Agreement, Borrowers shall, to the extent applicable, execute and deliver to the Agent in exchange for any surrendered Note, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to it pursuant to such notice of assignment (and Assignment Agreement), and with respect to the portion of the Indebtedness retained by the assigning Bank, to the extent applicable, new Note(s) payable to the order of the assigning Bank in an amount equal to the amount retained by such Bank hereunder. Agent, the Banks, and Borrowers acknowledge and agree that any such new Note(s) shall be given in renewal and replacement of the surrendered Notes and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by any surrendered Note, and each such new Note may contain a provision confirming such agreement. In addition, promptly following receipt of such Notes, Agent shall prepare and distribute to Borrowers and the assigning Bank and the assignee Bank a revised Schedule 1.2 to this Agreement setting forth the applicable new Percentages of the Banks (including the assignee Bank), taking into account such assignment.

(e) Each Bank agrees that any participation agreement permitted hereunder shall comply with all applicable laws and shall be subject to the following restrictions (which shall be set forth in the applicable Participation Agreement):

(i) such Bank shall remain the holder of its Notes hereunder (if such Notes are issued), notwithstanding any such participation;

(ii) a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof; and

(iii) such Bank shall retain the sole right and responsibility to enforce the obligations of Borrowers relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any Guarantor, or cause Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (other than a participant which is an Affiliate of such Bank), except for those matters covered by Section 12.10(a) through (e) and (h) hereof (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Bank, and Borrowers, Agent and the other Banks may continue to deal directly with such Bank in connection with such Bank’s rights and duties hereunder). Notwithstanding the foregoing, however, in the case of any participation granted by any Bank hereunder, the participant shall not have any rights under this Agreement or any of the other Loan Documents (the participant’s rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by Borrowers hereunder shall be determined as if such Bank had not sold such participation, provided, however, that such participant shall be entitled to the benefits of this Section 12.8(e) with respect to rights of setoff under Section 8.6 and the benefit of Section 10 hereof, and provided further, however, that no participant shall be entitled to receive any greater amount pursuant to such Sections than the issuing Bank would have been entitled to receive in respect of the amount of the participation transferred by such issuing Bank to such participant had no such transfer occurred.

(f) The Agent shall maintain at its principal office a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Banks, the Percentages of such Banks and the principal amount of each type of Advance owing to each such Bank from time to time. The entries in the Register shall be conclusive evidence, so long as they reflect a reasonable basis for the calculation of the amounts set forth therein and absent manifest error, and Borrowers, the Agent, and the Banks may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrowers or any Bank upon reasonable notice to the Agent and a copy of such information shall be provided to any such party on their prior written request. The Agent shall give prompt written notice to Borrowers of the making of any entry in the Register or any change in such entry.

(g) Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.

12.9 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

12.10 Amendment and Waiver. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks (or by the Agent at the written request of the Majority Banks) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Banks (and, with respect to any amendments to this Agreement or the other Loan Documents, by Borrowers or the Guarantors which are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following:

(a) increase any Bank’s commitments hereunder,

(b) reduce the principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder,

(c) postpone any date fixed for any payment of principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder,

(d) waive any Event of Default specified in Section 8.1(a) or Section 8.1(b) hereof,

(e) except as expressly permitted hereunder or under the Collateral Documents, release a lien or security interest in any Collateral or release any guaranty or similar undertaking provided by any Person, provided however that Agent shall be entitled to release any Collateral which Borrowers or any of their Subsidiaries is permitted to sell or transfer under the terms of this Agreement or the other Loan Documents without notice to or any further action or consent of the Banks, and provided further that Agent shall release any and all Collateral when the Indebtedness hereunder (except for Indebtedness then existing under any Hedging Agreements or deposit accounts then maintained with Agent) is repaid in full, there are no Letters of Credit or Advances outstanding hereunder, and Borrowers’ ability to request Advances hereunder have been terminated.

(f) terminate or modify any indemnity provided to the Banks hereunder or under the other Loan Documents, except as shall be otherwise expressly provided in this Agreement or any other Loan Document,

(g) take any action which requires the approval or consent of all Banks pursuant to the terms of this Agreement or any other Loan Document, or

(h) change the definitions of “Revolving Credit Percentage,” “Majority Banks,” or this Section 12.10;

(i) permit any subordination of the Indebtedness or Liens granted under the Loan Documents;

(j) provided, further, that notwithstanding the foregoing, Section 9.2 may be amended and the Revolving Credit Maturity Date may be extended only with the consent of all of the Banks, and provided further, that no amendment, waiver or consent shall, unless in writing signed by the Swing Line Bank, do any of the following: (x) reduce the principal of, or interest on, the Swing Line Note or (y) postpone any date fixed for any payment of principal of, or interest on, the Swing Line Note; and provided further, however, that no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to all the Banks, affect the rights or duties of the Agent under this Agreement or any other Loan Document. All references in this Agreement to “Banks” or “the Banks” shall refer to all Banks, unless expressly stated to refer to Majority Banks (or the like).

12.11 Substitution of Lenders.

(a) If any action to be taken by the Banks or Agent hereunder requires the unanimous consent, authorization, or agreement of the Banks, and a Bank (“Holdout Bank”) fails to give its consent, authorization, or agreement, then Borrowers may (with consent of Agent) upon at least five (5) Business Days prior irrevocable notice to the Holdout Bank may permanently replace the Holdout Bank with one or more substitute lenders which may be one or more of the other Banks (each, a “Replacement Bank”), and the Holdout Bank shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Bank shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Bank and each Replacement Bank shall execute and deliver an Assignment Agreement, subject only to the Holdout Bank being repaid its Revolving Credit Percentage of the outstanding Indebtedness without any premium or penalty of any kind whatsoever. If the Holdout Bank shall refuse or fail to execute and deliver any such Assignment Agreement prior to the effective date of such replacement, the Holdout Bank shall be deemed to have executed and delivered such Assignment Agreement. The replacement of any Holdout Bank shall be made in accordance with the terms of Section 12.8. Until such time as the Replacement Banks shall have acquired all of the Indebtedness, the Revolving Commitments, and the other rights and obligations of the Holdout Bank hereunder and under the other Loan Documents, the Holdout Bank shall remain obligated to make Advances of the Holdout Bank’s Revolving Credit Percentage of the Revolving Commitment, and to purchase a pro rate participation in each Letter of Credit, in an amount equal to its Revolving Credit Percentage.

12.12 Confidentiality. Each Bank agrees that it will not disclose without the prior consent of Borrowers (other than to its employees, its Subsidiaries, another Bank, an Affiliate of a Bank or to its auditors or counsel) any information with respect to Borrowers or any of their Subsidiaries, which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that any Bank may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Bank from any third party under no duty of confidentiality to Borrowers, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Bank, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, and (e) to any permitted transferee or assignee or to any approved participant of, or with respect to, the Notes, as aforesaid; provided that each such Person executed a confidentiality agreement consistent with the terms of this Section 12.12.

12.13 Withholding Taxes. If any Bank is not a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code such Bank shall promptly (but in any event prior to the initial payment of interest hereunder) deliver to the Agent two executed copies of (i) Internal Revenue Service Form W-8BEN or any successor form specifying the applicable tax treaty between the United States and the jurisdiction of such Bank’s domicile that provides for the exemption from withholding on interest payments to such Bank, (ii) Internal Revenue Service Form W-8ECI or any successor form evidencing that the income to be received by such Bank hereunder is effectively connected with the conduct of a trade or business in the United States or (iii) other evidence satisfactory to the Agent that such Bank is exempt from United States income tax withholding with respect to such income; provided, however, that such Bank shall not be required to deliver to Agent the aforesaid forms or other evidence with respect to Advances to Borrowers, if such Bank has assigned its entire interest in the Revolving Credit (including any outstanding Advances thereunder and participations in Letters of Credit issued hereunder), and the Swing Line and any Notes issued to it by Borrower, to an Affiliate which is incorporated under the laws of the United States or a state thereof, and so notifies the Agent. Such Bank shall amend or supplement any such form or evidence as required to insure that it is accurate, complete and non-misleading at all times. Promptly upon notice from the Agent of any determination by the Internal Revenue Service that any payments previously made to such Bank hereunder were subject to United States income tax withholding when made, such Bank shall pay to the Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount actually withheld by the Agent. In addition, from time to time upon the reasonable request and at the sole expense of Borrowers, each Bank and the Agent shall (to the extent it is able to do so based upon applicable facts and circumstances), complete and provide Borrowers with such forms, certificates or other documents as may be reasonably necessary to allow Borrowers, as applicable, to make any payment under this Agreement or the other Loan Documents without any withholding for or on the account of any tax under Section 9.1(d) hereof, provided that the execution and delivery of such forms, certificates or other documents does not adversely affect or otherwise restrict the right and benefits (including without limitation economic benefits) available to such of the Bank or the Agent, as the case may be, under this Agreement or any of the other Loan Documents, or under or in connection with any transactions not related to the transactions contemplated hereby.

12.14 Taxes and Fees. Should any tax (other than as a result of a Bank’s failure to comply with Section 12.12 or a tax based upon the net income or capitalization of any Bank or the Agent by any jurisdiction where a Bank or Agent is or has been located), recording or filing fee become payable in respect of this Agreement or any of the other Loan Documents or any amendment, modification or supplement hereof or thereof, Borrowers agree to pay the same, together with any interest or penalties thereon arising from Borrowers’ act or omission, and agrees to hold the Agent and the Banks harmless with respect thereto provided, however, that Borrowers shall not be responsible for any such interest or penalties that were incurred prior to the date that notice is given to Borrowers of such tax or fees. Notwithstanding the foregoing, nothing contained in this Section 12.14 shall affect or reduce the rights of any Bank or the Agent under Section 10.5 hereof.

12.15 WAIVER OF JURY TRIAL. THE BANKS, THE AGENT AND EACH BORROWER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NONE OF THE BANKS, THE AGENT, NOR ANY BORROWER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE BANKS AND THE AGENT OR ANY BORROWER EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

12.16 Complete Agreement; Conflicts. This Agreement, the Notes (if issued), any Requests for Revolving Credit Advance, Requests for Swing Line Advance hereunder, and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

12.17 Severability. In case any one or more of the obligations of Borrowers under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of Borrowers shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of Borrowers under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

12.18 Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof.

12.19 Construction of Certain Provisions. If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

12.20 Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

12.21 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of Borrowers or any party to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of any Loan Party in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Banks, notwithstanding any investigation heretofore or hereafter made by any Bank or on such Bank’s behalf, and those covenants and agreements of Borrowers set forth in Section 12.5 hereof (together with any other indemnities of any Loan Party contained elsewhere in this Agreement or in any of the other Loan Documents) and of Banks set forth in Section 11.7 hereof shall survive the repayment in full of the Indebtedness and the termination of the Revolving Credit Aggregate Commitment.

12.22 USA PATRIOT ACT Notice. Agent and each Bank hereby notifies Borrowers that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of each Borrower and other information that will allow such Bank, as applicable, to identify Borrowers in accordance with the Patriot Act.

12.23 OFAC/BSA Provision. Borrowers shall (a) ensure, and cause each Subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls any Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, or included in any Executive Orders, (b) not use or permit the use of proceeds of the loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

12.24 Joint and Several Liability of the Borrowers.

(a) Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Banks under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(b) Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Indebtedness arising under this Agreement and the other Loan Documents, it being the intention of the parties hereto that the Indebtedness shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c) If and to the extent that either of the Borrowers shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other Borrower will make such payment with respect to, or perform, such obligation.

(d) The obligations of each Borrower under the provisions of this Section 12.24 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement), or of any demand for any payment under this Agreement (except to the extent demand is expressly required to be given pursuant to the terms of this Agreement), notice of any action at any time taken or omitted by the Banks under or in respect of any of the Indebtedness hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Indebtedness hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Banks at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Banks in respect of any of the Indebtedness hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Indebtedness or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or any failure to act on the part of the Bank, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 12.24, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 12.24, it being the intention of each Borrower that, so long as any of the Indebtedness hereunder remain unsatisfied, the obligations of such Borrower under this Section 12.24 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 12.24 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any Borrower or any Bank. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Bank.

(f) The provisions of this Section 12.24 are made for the benefit of the Agent, Issuing Bank, Swing Line Bank, the Banks and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Bank first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Indebtedness or to elect any other remedy. The provisions of this Section 12.24 shall remain in effect until all the Indebtedness hereunder shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Indebtedness, is rescinded or must otherwise be restored or returned by the Banks upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 12.24 will forthwith be reinstated and in effect as though such payment had not been made.

(g) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Borrower hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

[Signature Page Follows]

WITNESS the due execution of this Revolving Credit Agreement as of the day and year first above written.

COMERICA BANK, as Agent, Swing Line Bank, and Issuing Bank		MEGABINGO, INC.

By:	/s/ Chad G. Neely	By:	/s/ Randy S. Cieslewicz
	Chad G. Neely		Randy S. Cieslewicz
Its:	Vice President	Its:	Chief Financial Officer

COMERICA BANK, as Bank		MGAM SYSTEMS, INC.

By:	/s/ Chad G. Neely	By:	/s/ Randy S. Cieslewicz
	Chad G. Neely		Randy S. Cieslewicz
Its:	Vice President	Its:	Chief Financial Officer

SCHEDULE 1.1 *

Applicable Margin Grid

MegaBingo, Inc. and MGAM Systems, Inc.

Revolving Credit Facilities

(basis points per annum)

BASIS FOR PRICING	LEVEL I	LEVEL II	LEVEL III[1]	LEVEL IV
Consolidated Total Leverage Ratio	<0.75:1.0	≥0.75:1.0 but <1.25:1.0	≥1.25:1.0 but <1.75:1.0	≥1.75:1.0
Revolving Credit:
Facility Fee	50.0	50.0	50.0	50.0
Eurocurrency Margin	150.0	225.0	275.0	300.0
All-In-Spread	200.0	275.0	325.0	350.0
Letter of Credit Fee	150.0	225.0	275.0	300.0
Base Rate Margin	0.0	25.0	75.0	100.0

[1]	Initial level until receive from Borrowers its 6/30/07 financial statements and covenant compliance certificate; pricing level thereafter will be determined on a quarterly basis.

Page 1 of Schedule 1.1

SCHEDULE 1.2

(Percentages and Allocations)

Bank	Percentages Revolving Credit Percentages	Allocations Revolving Loan Commitment
Comerica Bank	100%	$150,000,000

Page 1 of Schedule 1.2